As filed with the U.S. Securities and
                     Exchange Commission on November 12, 1997
                          Registration No. 333-40001-NY




                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                             AMENDMENT NO. 1 TO
                                  FORM SB-2
                            Registration Statement


                        Under The Securities Act of 1933

New Jersey                          2899                   223-319-224
State of                    Standard Industrial           IRS Employer
Incorporation               Classification Code          Identification No.

                              PPA TECHNOLOGIES, INC.
                                  163 South St.
                          Hackensack, New Jersey 07601
                                 (201) 457-1221

Address, including zip code and telephone number, including area code of registrant's principal executive offices and principal place of business or intended principal place of business.

                                ROGER L. FIDLER
                                  163 South St.
                           Hackensack, New Jersey 07601
                     (Name and Address of Agent for Service)
                            Copies of Communication to:


Roger L. Fidler, 163 South St., Hackensack, New Jersey 07601, (201) 457-1221

Steve Gutstein, Esq., Attorney at Law,
276 Fifth Avenue, New York, New York 10001

Approximate date of proposed sale to public: As soon as possible after the effective date of the Registration Statement.



                    CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
Title of         Amount to be  Proposed maximum  Proposed maximum   Amount
each class       registered    offering price    aggregate          Registration
of Securities    l             per Unit (1)      offering Price (1) Fee
-------------------------------------------------------------------------------

Units consisting
of 1 Share of
Common Stock
and 1 Class
A Warrant        1,150,000     $6.00           $6,900,000.00         $2,090.91

Common Stock,
no par value
per share,(2)
underlying
Class A
Warrants         1,150,000     $7.00           $8,050,000.00          $2,439.40

Underwriter's
warrants, no
par value        115,000       $0.001          $115.00                $0.04

Units, no
par value
per share,
underlying
Underwriter's
Warrants         115,000      $7.20            $828,000.00           $250.91

Units, no
par value
per share,
underlying
warrants in
Underwriter's
Warrant Units    115,000     $7.00            $805,000.00            $243.94



Total             Registration-Fee ----------------------------- $ 5025.20

The Exhibit Index is located at page 54

(1)      Estimated solely for the purpose of calculating the registration fee.
(2) Pursuant to Rule 416 there are also being registered such additional shares as may be issued pursuant to the anti-dilution provisions of the Warrants.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                           PPA TECHNOLOGIES, INC.
                    CROSS REFERENCE SHEET FOR PROSPECTUS
                   (Pursuant to Item 501 of Regulation S-K)


Item No.                                         Caption in Prospectus

1. Forepart of the Registration
   Statement and Outside Front Cover
   Page of Prospectus............................Forepart, Cover Page

2. Inside Front and Outside Back Cover
   Pages of Prospectus...........................Inside Front Cover Page

3. Summary Information Risk Factors
   and Ratio of Earnings
   to-Fixed Charges.............................. Prospectus Summary

4.  Use of Proceeds.............................. Use of Proceeds

5.  Determination of offering Price.............. Description of Units;
                                                  Description of Capital Stock

6.  Dilution..................................... Dilution

7.  Selling Security Holders..................... Not Applicable

8.  Plan of Distribution......................... Underwriting

9.  Legal Proceedings............................ Legal Proceedings

10. Directors and Executive Officers............. Management

11. Security ownership of Certain
    Beneficial owners and Management............. Principal Shareholders

12. Description of Securities to Be
    Registered................................... Description of Units

13. Interest of Named Experts and
    Counsel ..................................... Legal Counsel, Experts





14. Information With Respect To
    The Registrant; Organization
    with Five Years............................. Prospectus Summary;
                                                 The  Company; Dividend  Policy;
                                                 Selected Financial Information;
                                                 Management's Discussion
                                                 Analysis of Financial Condition
                                                 and  Results   of   Operations;
                                                 Business; Management; Principal
                                                 Shareholders; Certain
                                                 Transactions; Description of
                                                 the Securities.

15. Disclosure of Commission
    Position on Indemnification
    For Securities Act Liabilities.................... Not applicable

16. Description of Business....................... Business of the Company

17. Description of Property....................... Business of the Company

18. Interest of Management and Others
    in Certain Transactions....................... Certain Transactions;
                                                   Principal Shareholders

19. Certain Market information.................... Risk Factors; Description of Securities; Underwriting

20. Remuneration of Directors and officers........ Remuneration

21. Financial Statements.......................... Financial Statements


                                   PROSPECTUS

                             PPA TECHNOLOGIES, INC.

               1,000,000 Units, Each consisting of One Share of
             One Share of Common Stock and One Class A Redeemable
                          Common Stock Purchase Warrant,
                       offered at a price of $6.00 per Unit

                           -----------------------------


         All of the Units (the "Units") offered hereby (the "Offering"), each Unit consisting of one share of common stock, without par value, (hereinafter referred to as "Share" or "Share of Common Stock") and one "Class A" Redeemable Common Stock Purchase Warrant (hereinafter referred to as the "Warrants" or "Redeemable Warrants"), exercisable into one share of common stock per warrant for a period of one year from the effective date ("Effective Date") of the registration statement of which this prospectus (this "Prospectus") is a part at an exercise price of $7.00 per share, are being offered by PPA Technologies, Inc. (the "Company" or "PPA"). The Warrants are redeemable at the Company's option commencing [ ] (90 days after the effective date (the "Effective Date")of the registration statement (the "Registration Statement") of which the Prospectus is a part) upon 30 days notice to the Warrant holders at $.05 per Warrant if the closing bid price of the Common Stock in the over-the-counter market as reported by ("NASD") shall have for a period of 30 consecutive trading days ending within 15 days of the notice of redemption average in excess of $8.50 per share (subject to adjustments in the case of a stock split, stock dividend, recapitalization or similar event). Since it is the Company's present intention to exercise such right, Warrant holders should presume that the Company would call the Redeemable Warrants for redemption if such criteria are met. The Redeemable Warrants are immediately detachable and separately tradeable from the Units upon issuance. It is anticipated that the Shares of Common Stock and Redeemable Warrants will be included on the NASDAQ Small-Cap Market ("Nasdaq") under the symbols "PPAS" and "PPAW", respectively.

         Prior to the offering, there has been no market for the securities of the company. There can be no assurance that a market for the company's securities will develop after completion of this offering or, if developed, that it will be maintained. As a consequence of such a limited market, a purchaser of the Shares may be unable to sell the Shares when desired and may have to hold the Shares indefinitely. See "Risk Factors Limited Trading Market." The determination of the offering price of the Shares was made arbitrarily by the Company. See "Risk Factors - Arbitrary Offering Price."


THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION TO PUBLIC INVESTORS. A PROSPECTIVE PURCHASER MAY LOSE HIS TOTAL INVESTMENT. SEE "RISK FACTORS" AND "DILUTION."

------------------------------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY It is A CRIMINAL OFFENSE.
=================================================================


               Price to     Underwriting           Proceeds to
               Public       Discounts(l)           Company(2)
-----------------------------------------------------------------
Per Unit       $6.00        $0.60                  $5.40
-----------------------------------------------------------------
Total(3)       $6,000,000   $600,000               $5,400,000
=================================================================

(1) The Company will agree, subject to the sale of at least 1,000,000 Units being offered hereby, to pay to Kenneth Jerome & Co., as the representative of the several Underwriters (the "Representative") the Underwriting Discounts. Additionally, the Company agrees: (i) to indemnify the Underwriter or Dealer against certain liabilities, including liabilities under the Securities Act of 1933; and, (ii) to sell to the Underwriter, at a nominal price, warrants to purchase 10% of the number of Units sold by the Underwriter or Dealers, with an exercise price of $7.20 per Unit, which warrants shall be exercisable for four years commencing one year after issuance.(See "Underwriting.")

(2) Before deducting expenses payable by the Company in connection with the Offering estimated at approximately $347,000. These expenses include filing fees, printing, a 3% non-accountable fee to the Underwriters, legal and accounting fees. Net proceeds to the Company after such expenses are estimated to be $5,053,000.


(3) The Company has granted to the Underwriters an option (the "Over-Allotment Option") exercisable within 45 days after the date of this Prospectus to purchase up to 150,000 additional Units, upon the same terms and conditions as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts, and Proceeds to Company will be $6,900,000, $690,000, and $6,210,000, respectively. See "Underwriting."


                      The date of this Prospectus is  _________  1997.

                         Kenneth Jerome & Company, Inc.


In connection with this offering, the Underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Units and the components thereof at a level above that which might otherwise prevail in the open market. Such transactions may be effected on the NASDAQ SmallCap market. Such stabilizing, if commenced, may be discontinued at any time.

The Units are offered by the underwriters subject to prior sale, to allotment and withdrawal, and to cancellation or modification of the offer, without notice. The Underwriters reserve the right, in their sole discretion, to reject any order, in whole or in part, for the purchase of any Units. In addition, each Underwriter reserves the right to cancel any confirmation of sale, even after the purchase price has been paid, if, in the opinion of that Underwriter, completion of such sale would violate Federal or State securities laws or a rule or policy of The National Association of Securities Dealers, Inc.


                            AVAILABLE INFORMATION

The Company intends to file with the Securities and Exchange Commission (the "Commission"), New York, New York, a registration statement on Form SB-2 under the Act with respect to the Units offered hereby. For further information about the company and the securities being offered hereby, reference is made to the registration statement and to the financial statements and exhibits filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. The registration statement, including exhibits thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and the Northeast Regional Office located at 7 World Trade Center, New York, New York and copies of all or any part thereof may be obtained from such offices after payment of the fees prescribed by the Commission.


                            Reports to Shareholders


     The Company intends to furnish its shareholders with annual reports containing audited financial statements as soon as practicable at the end of each fiscal year, commencing with the next fiscal year. In addition, the Company may, from time to time, issue unaudited interim reports and financial statements. As a result of the effectiveness of the registration statement of which this Prospectus is a part, the Company will incur a reporting obligation under the Securities Exchange Act of 1934.

Glossary


Coalescent - A liquid material which when exposed to the environment becomes a solid.

Volatile Organic Compound ("VOC") - liquid substances which evaporate when exposed to the environment.

Coupling Agent - A material which can either bond two materials together with greater strength or, alternatively, can also serve to bond two different materials together more weakly.

Resin - Organic polymer.

Hologenated - Compounds containing a halogen, e.g. chlorine or flourine.

Phr - Parts per hundred of resin.

V0 - Flame spread rate.

Plate-out - Bloom to the surface of mobile phases.

Cross-linking - Establishment of chemical bonds between different substances.

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus and, accordingly, should be read in conjunction with such information and statements.

                                   The Company

PPA Technologies, Inc. (the "Company" or "PPA") was incorporated on July 22, 1994 under the laws of the State of New Jersey. The Company's principal offices are located at 163 South St., Hackensack, NJ 07601 and its telephone number is
(201) 457-1221.

PPA Technologies, Inc., hereinafter referred to as PPA Technologies or "the Company", was formed to develop and manufacture innovative specialty chemical products with applications in the plastics and coatings industries.
After research, development and testing, PPA has begun to sell certain products.

In general, PPA Technologies' products improves processing and/or the end product. This is accomplished through its proprietary Coupling Agents and Reactive Coalescents. In these areas, the Company's products are an advance in environmental performance, product performance, cost performance, or, in many cases, performance in more than one of these parameters. (See "Business of the Company").
                                The Offering

The Company is offering hereby through the Underwriter on a "firm commitment basis" 1,000,000 Units at an offering price of $6.00 per Unit. Each Unit is comprised of one (1) share of common stock (no par value per share) and one (1) Class A redeemable common stock purchase warrant exercisable for five years from the Effective Date at an exercise price of $7.00 per common share. The Redeemable Common Stock Purchase Warrants (hereinafter referred to as the "Warrants" or "Redeemable Warrants") are redeemable at the Company's option commencing [ ] (90 days after the Effective Date) upon 30 days notice to the Warrant holders at $.05 per Warrant if the closing bid price of the Common Stock in the over-the-counter market as reported by NASDAQ shall have for a period of 30 consecutive trading days ending within fifteen days of the notice of redemption average in excess of $8.50 per share (subject to adjustments in the case of a reverse stock split, stock dividend, etc.). The Redeemable Warrants are immediately detachable and separately tradeable from the Units upon issuance. The offering price of the Units and the exercise price of the Redeemable Warrants were determined by the Company and the Underwriter. Such prices bear no relation to the book value, assets or earnings of the Company, or to any other generally recognized objective criteria of value.

Common Stock:

On June 20, 1996, the stockholders approved an increase in the authorized capital to 10,000,000 Shares of Common Stock par value, and 1,000,000 shares of preferred stock having a par value of $100.00 each. On June 28, 1996 the Board of Directors effected a 1,000 to 1 stock split upon the filing of the Amendment of the Certificate of Incorporation authorized by the stockholders. All financial and stock related numbers set forth herein reflect this stock split, except where otherwise specifically stated.

Common Stock Outstanding at June 30, 1997 ....... 1,555,000(1)

Preferred Stock Outstanding at June 30, 1997 ..... 3261(1)

To be offered(2) ................................ 1,000,000

To be outstanding after the offering(2).......... 2,555,000


Use of  Proceeds........... The Company intends to use the net proceeds of this offering principally for production equipment, salaries, inventory, advertising, administrative overhead and working capital. The proceeds of this Offering will enable the Company to expand marketing of its entire line of products, and to build an inventory of its products. (See "Use of Proceeds.")


Risk Factors and Dilution .....  Prospective Investors should carefully consider the factors described under the captions "Risk Factors" and "Dilution."

NASDAQ  Proposed  Listing  Symbol  (3)  .............................PPAS,  PPAW
--------------
(1) Does not include an aggregate of 500,000 shares reserved for issuance under the Company's Stock Grant and Stock Option Plans nor does it include options on 1,275,000 shares, exerciseable at $1.00 per share, held by management.

(2) Does not include the exercise of any of the Redeemable Warrants contained in said Units, nor the exercise of any Underwriter's Warrants or the Unit Warrants contained in the Units issuable upon the exercise of the Underwriter's Warrants, nor the outstanding warrants held by current shareholders.

(3) The Company intends to apply for and anticipates listing on the NASDAQ Small Cap Market, but there can be no guarantee that such listing will be approved, or if approved that such listing will be maintained, or if listed that a market will develop or if developed, that such market will be sustained.


SUMMARY FINANCIAL INFORMATION

The following table summarizes certain selected financial data of the Company and is qualified in its entirety by the more detailed financial statements contained elsewhere in this Memorandum.

Income Statement:
                   Year Ending   Year Ending   Year Ending    Three Months Ended
                   June 30,1995  June 30, 1996 June 30, 1997  September 30, 1997

Sales              226,202       155,525       131,335        $33,285
Cost Of Goods      156,348       104,552       61,453         10,337
                   -------       -------       ------         ------
Gross Profit       69,854        50,973        69,882         22,948
Operating Expenses 181,651       165,388       211,080        128,312
Other Income       -0-           -0-           -0-            -0-
Other Expenses     -0-           -0-           3065           9,367
Net Profit(Loss)   (111,797)     (114,715)     (144,263)      (115,001)
       Per share   (0.07)        (0.08)        (0.09)         (0.07)
Shares Outstanding 1,555,000     1,555,000     1,555,000      1,555,000
Dividends          -0-           -0-           -0-            -0-






Balance Sheet
as of:                      September 30,
                            1997                As Adjusted(1)

Cash And Cash Equivalents    84,608             5,137,608
Working Capital (deficit)   (280,503)           4,772,497
Total Assets                269,775             5,322,775
Current Liabilities         407,201             407,201
Long Term Debt              -0-                 -0-
Stockholders' (deficit)     (137,426)           4,915,574
Equity


(1) Gives effect to the issuance and sale of the maximum 1,000,000 Units offered hereby and the receipt of the estimated net proceeds ($5,053,000) before their application. This does not take into account any potential revenues from the 150,000 Units allotted for the over-allotment. See "Use of Proceeds".

                                   RISK FACTORS

     The Units being offered hereby are speculative and involve a high degree of risk. In addition to the other information in this Prospectus, prospective investors, prior to making an investment, should carefully consider the following risks and speculative factors inherent in and affecting the business of the Company and this offering.

     Risks Associated With Forward-Looking Statements. This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934, as amended, (the "Exchange Act" and the Company intends that such forward-looking statements be subject to the safe harbors for such statements under such sections.

     The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that the Company will continue to design, market and provide new products and services on a timely basis, that competitive conditions in the polymers and additives markets will not change adversely or materially, that demand for the Company's products will continue or increase, that the market will accept the Company's new and existing products, that the Company will retain and add qualified sales, research and systems integration personnel and consultants, that the Company's forecasts will accurately anticipate market demand, and that there will be no material adverse change in the Company's operations or business. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company's control. Accordingly, although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized.


     Accumulated Losses; History of Operating Losses; Explanatory Paragraph Within Accountants' Opinion. The Company commenced in July of 1994. In order to execute its business strategy and develop new products, the Company will require significant funds. Increased spending and decreased sales levels resulted in a net loss of $144,263 for the fiscal year ended June 30, 1997, and a loss of $115,001 for the three months ended September 30, 1997 and may result in future losses as the Company will incur significant expenses in connection with research and development of its products, development of its direct and indirect selling and marketing strategies, and the hiring of additional personnel. There can be no assurance that the Company will be profitable in the future or that the net proceeds of this offering, together with any funds provided by operations and presently available capital, will be sufficient to fund the Company's ongoing operations. At September 30, 1997, the Company's current liabilities exceeded its current assets by $280,503, its cash balance was $84,608. The Company is dependent on generating additional sales to improve cash flow, and it is possible that the Company will require additional debt or equity bridge financing prior to completion of this offering. The Company believes its current operating funds, along with the proceeds of the offering after amounts used to repay debt, will be sufficient to finance its cash requirements for at least the next 12 months. See "Use of Proceeds." If the Company has insufficient funds, there can be no assurance that additional financing can be obtained on acceptable terms, if at all. The absence of such financing would have a material adverse effect on the Company's business, including a possible reduction or cessation of operations. The report of the Company's independent accountants on the Company's financial statements as of June 30, 1997 contains an explanatory statement concerning the Company's ability to continue as a going concern. See "Financial Statements-Report of Independent Auditors."


         No Trading Market. There is no trading market for the Company's Common Stock and there is no assurance that such a market will develop after this offering, or if such a market develops, that it will be maintained. Holders of the Shares may, therefore, have difficulty in selling their stock should they desire to do so and should be able to withstand the risk of holding their Shares indefinitely.

     Proceeds of Offering. A substantial portion of the proceeds of the offering will be used for general working capital. If the maximum number of Shares is sold, working capital will comprise 8.2% of total net proceeds. Management will have broad discretion as to the use of such proceeds and management reserves the right to reallocate all proceeds to working capital. See "Use of Proceeds."

         Additional Capital. The Company believes that the minimum proceeds of this offering will allow the Company to meet all of its presently planned future operations for at least twelve months. However, a significant portion of the proceeds will be used to develop and improve product lines. Thus, while the Company has no plans that would require it to seek additional funding, it may be required to do so to complete or accelerate these development programs. There can be no assurance that such funding will be available on terms acceptable to the Company, and the failure to procure such funding on acceptable terms could materially and adversely affect the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources."

         Financial Condition; Decreasing Sales; The Company's sales to date have been lower in each succeeding year. There can be no assurance that this trend will be reversed. Even applying the proceeds of this offering, the Company might not be able to significantly improve revenues and profitability. Failure to reverse this trend would materially and adversely affect the Company's ability to exist.


     Limitations Imposed by Environmental Regulation. Federal, state and local environmental laws govern air emissions and discharges into water and the generation, transportation, storage, and treatment and disposal of solid and hazardous waste. These laws establish standards governing most aspects of the construction and operation of the Company's facilities, and often require multiple governmental permits before these facilities can be constructed, modified, or operated. There can be no assurance that all required permits will be issued for the Company's projects under development or for future projects, or that the requirements for continued environmental regulatory laws and policies governing their enforcement may change, requiring new technology or stricter standards for the control of discharges of air or water pollutants, or for solid or hazardous waste or ash handling and disposal. Such future developments could affect the manner in which the Company operates its plants and could require significant additional expenditures to achieve compliance with such requirements. It is possible that compliance may not be technically or economically feasible. To the date of this Prospectus, the Company has not experienced any delays or costs associated with environmental regulations that have materially effected the Company's business.


         Untested Marketing Strategy. To date, the Company has experienced development and shipment delays due to a lack of working capital and resultant inadequate staffing and there is no assurance that such delays will not continue. To date, the Company's product marketing efforts have been very limited and the Company has not been able to capitalize on the interest generated by said marketing efforts. There is no assurance that if the Company applies the proceeds of this offering to marketing and distribution that these problems will disappear.


     Dependence On Others; Limited Manufacturing Capability. At its present stage of development, the registrant has developed and continues to develop new chemicals and new uses for existing chemicals by combining them with chemicals proprietary to the Company. The Company's strategy for the research, development, marketing, distribution, and commercialization of its products entails entering into various arrangements with third party toll manufacturers, and it is dependent upon the ability of these outside parties to perform their responsibilities. The Company may also enter into marketing agreements and arrangements with various third parties, rely on collaborative partners to conduct research efforts and trials, and to manufacture and distribute certain of the Company's products. The Company does not currently have in place all such relationships. The Company does have those relationships in place which are presently deemed adequate to support the Company's business for the next twelve months, including toll manufacturing of proprietary chemicals, and end users in the ink, paint, and plastic industries which will run field tests on the Company's products. There can be no assurance that the Company will be successful in establishing all the necessary collaborative arrangements or that, if established, the arrangements will be successful or on terms that will enable the Company to achieve profitability.


     Possible Delisting of Securities from Nasdaq System; Risks Relating to Low-Priced Stocks. It is currently anticipated that the Company's Common Stock and Warrants will be eligible for listing on the Nasdaq SmallCap market upon the completion of this offering. In order to continue to be listed on Nasdaq, however, the Company must maintain $2,000,000 in total assets, a $1,000,000 market value of the public float and $1,000,000 in total capital and surplus. In addition, continued inclusion requires two market-makers and a minimum bid price of $1.00 per share. The failure to meet these maintenance criteria in the future may result in the delisting of the Common Stock from Nasdaq, and trading, if any, in the Company's securities would thereafter be conducted in the non-Nasdaq over-the-counter market. As a result of such delisting, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's securities.

     In addition, if the Common Stock were to become delisted from trading on Nasdaq and the trading price of the Common Stock were to fall below $5.00 per share, trading in the Common Stock would also be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Common Stock, which could severely limit the market price and liquidity of the Common Stock and the ability of purchasers in this offering to sell the Common Stock in the secondary market.

         Business Dependent Upon Key Employee. The business of the Company is specialized. The continued employment of Gerald Sugerman is critical to the Company's proposed product development and the conduct of the Company's business Upon closing, the Company intends to procure key man insurance insuring Mr. Sugerman. There can be no assurance that the Company will be able to retain Mr.
 Sugerman or other equally qualified individuals to run the affairs of the Company.

         Need To attract And Retain Qualified Personnel. The Company currently has only four full time employees. The Company's ability to develop, produce, and market its products, and to achieve a competitive industry position will depend, in large part, on its ability to attract and retain qualified personnel, including a Chief Financial Officer. Prior to large scale commercial production of its products, the Company will have to hire significant numbers of technical and production personnel. Competition for qualified personnel may be intense and the Company may be required to compete for such personnel with companies having substantially greater financial and other resources. The Company's failure to attract and retain such personnel could have a materially adverse effect upon its business.

     Competition. The Company is aware of several business entities in the United States marketing products similar to those offered by the Company and the Company's customers. Some of these companies have substantially greater capital resources, larger staffs and more sophisticated facilities than the Company. Such companies may produce products which are more effective than any developed by the Company or its customers and may be more successful than the Company or its customers in their production and marketing of such products. There can be no assurance that other companies will not enter the markets developed by the Company or its customers. There can be no assurance that the Company will be able to compete successfully in the future with existing or new competitors. See "Business of the Company--Competition."

         No Cumulative Voting - Control by Management. The Company's Certificate of Incorporation does not provide for cumulative voting. The Company's present shareholders will own approximately 60.9% (not including the exercise of options held by management, which, if exercised, would increase such ownership to 73.4%) of the Company's outstanding Common Stock following the offering, and thus will be able to continue to elect all of the Company's directors and control the Company. More specifically, Management, will own approximately 44% (not including the exercise of options held by management, which, if exercised, would increase such ownership to 62.3%) of the Company's outstanding Common Stock following the offering. Thus, Management will be able to continue to control the election of all of the Company's directors and control the Company. See "Principal Shareholders" and "Description of Capital Stock."

      Lack of Dividends. The Company has not paid dividends since its inception and does not intend to pay any dividends in the foreseeable future, but intends to retain all earnings, if any, for use in its business operations. Prospective investors who seek dividend income from their investment should not purchase the Shares offered by this Prospectus. See "Description of Capital Stock--Dividends"

         Immediate Substantial Dilution. The present shareholders have acquired a controlling interest in the Company at a cost substantially below the offering price of the Shares. Upon the completion of the offering, investment in the Company's Common Stock will result in an immediate substantial dilution of approximately $4.03 per share if all Units are sold at $6.00 per Unit, while the present shareholders will realize an immediate increase in the net tangible book value of approximately $1.97 per share if the all Units are sold. The foregoing assumes that no Redeemable Warrants are exercised and does not take the over-allotment into account. See "Dilution."

     Management Experience. Gerald Sugerman is the originator of the Company's business concept and has run the Company since inception. No officer of the Company has had, prior to the organization of the Company, experience in the managerial aspects of the inks, paints, and plastics polymer additives industry. Since the business is relatively new, the experience of management can give no assurance that the business will continue to succeed.
See "Management."

     Arbitrary offering Price. The Offering Price at which the Shares are being offered has been arbitrarily determined by the Company and the Underwriter. There is no relationship between the said prices and the Company's assets, book value, net worth or any other economic or recognized criteria of value.


     Sales Pursuant to Rule 144. Officers, Directors and/or affiliates of the Company hold 1,555,000 Common Shares of the Company, all of which are, subject to quantity limitations discussed below, available for sale. Such shares are "restricted securities" under Rule 144, as promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, which shares may not be freely resold. Rule 144 provides, in essence, that any shareholder of the Company, after holding restricted securities for a period of one year, may, every three months, sell them in an unsolicited brokerage transaction in an amount equal to 1% of the Company's outstanding Common Shares, or the average weekly trading volume, if any, during the four weeks preceding the sale. After two years, non-affiliated shareholders holding restricted securities are no longer subject to the 1% limitation and may sell unlimited amounts of shares they own. If a substantial part of the shares which can be sold were so sold, the price of the Company's Common Shares might be adversely affected. (See "Principal Shareholders" and "Underwriting.")


         Underwriter's Warrants The Company has agreed to sell to the Representative Underwriter Warrants (the "Underwriter's Warrants") to purchase an aggregate of 10% of the Units sold by the Company hereby. The Underwriter's Warrants may be exercised for a period of four years commencing one year after the date of this Prospectus, at a price equal to 120% of the public offering price. For the life of the Underwriter's Warrants, the holders are given, at a nominal cost, the opportunity to profit from a rise in the market price for the Common Stock of the Company without assuming the risk of ownership, with a resulting dilution in the interest of the other securities holders. As long as the Underwriter's Warrants remain unexercised, the terms under which the Company could obtain additional capital may be adversely affected. Moreover, the holders of the Underwriter's Warrants might be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain additional capital by a new offering of its securities on terms more favorable than those provided by the Underwriter's Warrants. See "Descriptions of Securities - Underwriter's Warrants" and "Underwriting."

         Product Protection and Infringement. The Company relies on a combination of patent and trade secret laws, nondisclosure and other contractual agreements and technical measures to protect its proprietary rights in its products. The company has applied for several patents, both domestic and foreign, and will be applying for several more patents. Such protection may not preclude competitors from developing products with features similar to the Company's products. The Company believes that its products, trademark and other proprietary rights do not infringe on the proprietary rights of third parties. There can be no assurance, however, that third parties will not assert infringement claims against the Company in the future. The successful assertion of such claims would have a material adverse effect on the Company's business, operating results and financial condition. See "Business of the Company - Proprietary Rights."

         Possible Difficulties In Obtaining Supplies. The success of the Company's additive products will depend on the ability of the Company to obtain significant amounts of raw materials at affordable prices. The Company may encounter shortages or delays in obtaining adequate amounts of raw materials, and the Company has not yet entered into an arrangement pursuant to which it will ensure adequate access to those materials. The failure of the Company to obtain adequate materials at affordable prices could have a material adverse affect on the Company's ability to produce and deliver its products.

     Credit Risk. Although the Company has not experienced any material losses related to client inability to pay for its services, as the Company's customer base expands it may be subject to increased credit risk. Because the Company's revenues are derived from a small number of significant customers, the Company's receivables are similarly concentrated. The inability of one of these significant customers to satisfy its obligations to the Company could have an adverse material affect on the Company. Also, in the event that the Company's additives performance does not meet customer expectations, customers could hold back on payments for portions of overall contract prices until additional services have been performed and additives added. Such hold backs could cause the Company to: (I) incur losses on its product or earn less profit than anticipated; or (ii)fail to receive payments for certain portions of its product. See "Risk Factors-Revenue Concentration From Small Group of Customers."

     Authorization and Issuance of Preferred Stock. The Company's Articles of Incorporation, as amended authorize the issuance of up to 1,000,000 shares of Preferred Stock with such rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, under the Articles of Incorporation the Board of Directors may, without stockholder approval, issue Preferred Stock with dividend, liquidation, conversion, voting, redemption or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. The issuance of any shares of Preferred Stock, having rights superior to those of the Common Stock, may result in a decrease of the value or market price of the Common Stock and could be used by the Board of Directors as a device to prevent a change in control of the Company. Holders of the Preferred Stock may have the right to receive dividends, certain preferences in liquidation and conversion rights. The Company has issued any Preferred Stock in payment of debt and services rendered, and until this Offering is completed, the Company intends to continue to do so. See "Description of Securities-Preferred Stock."

     Current Prospectus and State Registration Required to Exercise Warrant. Purchasers of the Warrants included as a component of the Units in this offering will not be able to exercise them unless at the time of exercise, a current prospectus under the Securities Act, covering the shares of Common Stock issuable upon exercise of the Warrants, is effective and such shares have been registered for sale or are exempt from registration under the applicable securities or "blue sky" laws of the states in which the various holders of the Warrants reside. Although the Company has undertaken to use reasonable efforts to maintain the effectiveness of a current prospectus covering the Common Stock underlying the Warrants, there can be no assurance that the Company will be able to do so. Although the Company will use its best efforts to register or qualify the shares for sale in jurisdictions where the registered holders of the Warrants reside, no assurance can be given that the Company will be able to do so. Further, the Company may determine not to register or qualify the shares underlying the Warrants in jurisdictions where time and expense do not justify such action. The value of the Warrants may be greatly reduced if a current prospectus covering the shares underlying the Warrants is not effective or if such Common Stock is not registered or exempt from registration in the states in which the holders of the Warrants then reside. See "Description of Securities."

     Limitations on Liability of Directors. The Company's Articles of Incorporation substantially limit the liability of the Company's Directors to its shareholders for breach of fiduciary or other duties to the Company, to the full extent permitted by New Jersey law. See "Description of Securities-Indemnification and Waiver of Director Liabilities."

                                 USE OF PROCEEDS


     The net proceeds to be realized by the Company from the sale of the Units offered hereby, after deducting all commissions and expenses of the offering, is estimated at $5,053,000. Included in the expenses of this offering are the commissions and projected legal fees, accounting fees, filing fees and printing costs. No officer, director or affiliate of the Company, or associated person of them, will receive any portion of the gross proceeds of this offering, except for legal fees owed to the law firm of its President in an amount not to exceed $100,000.00, and the forward going payments due to Gerald Sugerman, Vice
President and Secretary of the Company for future payments due under his employment contract, which provides for payments of $10,000 per month. (See "Remuneration of Officers and Directors") These funds will be used by the Company in substantially the following manner:



ADMINISTRATIVE
         Equipment                   $6,000
         Supplies                     2,000
         Salaries                     240,000
         Overhead                     60,000
                                      ------
                                      308,000

PRODUCTION & CUSTOMER SERVICE
         Salaries                     240,000
         Equipment                    1,800,000
         Inventory                    450,000
                                      -------
                                      2,490,000

PRODUCT DEVELOPMENT
         Equipment                    300,000
         Supplies                     175,000
         Salaries                     110,000
                                      -------
                                      585,000
MARKETING
         Advertising                  500,000
         Salaries                     650,000
         Travel and Entertainment     50,000
                                      ------
                                      1,200,000

WORKING CAPITAL                       470,000
TOTAL ------------------------        $5,053,000



     Since the proceeds of this Offering, will be applied over time, the actual expenditure of such proceeds for any purpose could vary significantly from the anticipated expenditures described above. The Company reserves the right, therefore, to reallocate proceeds among the uses described above, including to working capital, depending upon factors such as the results of the Company's marketing efforts, the Company's success in developing new products, and technological advances in the industry.


      The net proceeds of this offering may not be used immediately. Any net proceeds of this offering that are not expended immediately will be deposited only in short-term interest bearing obligations of the United States government. See "MANAGEMENTS'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS".

                                 DIVIDEND POLICY

     The payment by the Company of dividends, if any, in the future rests within the discretion of its Board of Directors and will depend, among other things, upon the Company's earnings, its capital requirements and its financial condition, as well as other relevant factors. The Company has not paid any dividends to date and does not anticipate that it will be in a position to pay any dividends in the foreseeable future.

                                   DILUTION


     As of September 30, 1997, there were 1,555,000 of the Company's Common Shares issued and outstanding. See "Description of Securities." If all Units (1,000,000) offered hereby are sold there will be 2,555,000 Shares outstanding.

     As of September 30, 1997, the approximate net tangible book value of the Company's common stock (total tangible assets less total liabilities) was $(138,776) or $(.09) per share. See "CAPITALIZATION." Giving effect to the sale of 1,000,000 Units and receipt of the net proceeds therefrom, the pro forma net tangible book value of the Company would be approximately $4,914,224, or $1.92 per share. This represents an immediate dilution of $4.08 for each share of Common Stock purchased by new investors and an immediate increase of $2.01 per share to existing shareholders.




Sale price per unit                     $6.00


Net tangible book value per unit
         before offering............    $(0.09)

Increase to present shareholders
      in net tangible book value
      attributable to sale of
      shares offered...........         $2.01

Pro Forma net tangible book value
      per share after offering...       $1.92

Dilution of net tangible book
      value per share to new
      investors..................       $4.08



          The officers and directors of the Company have acquired their common shares for no cash and for property and services valued at $1,450. If the maximum number of Shares is sold, the new investors shall acquire 1,000,000 shares (about 39.13% of the total outstanding common shares) at a price of $6.00 per share or a total of $6,000,000. The following table summarizes the number of shares acquired from the Company and the aggregate consideration paid by the existing shareholders and to be paid by new shareholders in this Offering:






                    Number of         Percentage       Aggregate
                    Shares Acquired   of Shares        Consideration
                    from Company      Held by Group    Paid for Shares
Existing
shareholders........1,555,000         60.87%            $76,750

New shareholders....1,000,000         39.13%            $6,000,000

Total...............2,555,000         100.0%            $6,076,750


                           SELECTED FINANCIAL INFORMATION


     The following table sets forth certain selected financial data for the years ended June 30, 1995, 1996, and 1997, and the fiscal quarter ended September 30, 1997. This information is derived from the Company's financial statements which appear elsewhere in this Prospectus. The selected financial data is qualified by reference to, and should be read in conjunction with, the Company's financial statements and notes thereto included elsewhere in this Prospectus and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS".


Balance Sheet
as of:             Year Ending  Year Ending   Year Ending   For the three months
                   June 30,1995 June 30, 1996 June 30, 1997 ended Sept. 30, 1997
Sales              226,202      155,525       131,335       33,285
Cost Of Goods      156,348      104,552       61,453        10,337
                   -------      -------       ------        ------
Gross Profit       69,854       50,973        69,882        22,948
Operating Expenses 181,651      165,388       211,080       128,312
Other Income       -0-          -0-           -0-           -0-
Other Expenses     -0-          -0-           3,065         9,637
Net Profit(Loss)   (111,797)    (114,715)     (144,263)     (115,001)
       Per share   (0.07)       (0.08)        (0.09)        (.07)
Shares Outstanding 1,555,000    1,555,000     1,555,000     1,555,000
Dividends          -0-          -0-           -0-           -0-


Balance Sheet
as of:                        Sept. 30, 1997            As Adjusted(1)
Cash And Cash Equivalents      84,608                   5,137,608
Working Capital (defecit)      (280,503)                4,772,497
Total Assets                   269,775                  5,322,775
Current Liabilities            407,201                  407,201
Long Term Debt                 -0-                      -0-
Stockholders' (defecit)        (137,426)                4,915,574
    Equity





(1) Gives effect to the issuance and sale of the maximum 1,000,000 Units offered hereby and the receipt of the estimated net proceeds ($5,053,000) before their application, including the application to the expenses of this offering. This does not take into account any potential proceeds from the 150,000 shares exercisable from the over-allotment option, nor any proceeds from exercise of the Redeemable Warrants or the Underwriters Warrants.
See "Use of Proceeds".


                               CAPITALIZATION


The following table sets forth the capitalization of the Company as of September
30, 1997 and as adjusted to give effect to the issuance and sale of the shares upon the closing of this offering:


                                Actual              As Adjusted

Current Liabilities             407,201             407,201


Long Term Liabilities           0                   0

Stockholders' Equity:
    Preferred Stock             296,600             296,600
  Common Stock, no par
  value authorized
  10,000,000 shares;
  issued and outstanding
  1,555,000 shares; as
  adjusted 2,555,000           51,750               5,053,750


Deficit Accumulated During
Development Stage              (485,776)            (485,776)

Total Liabilities and
Stockholders' Equity           (137,426)             4,864,574

Total Capitalization           544,627               5,271,775



              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
              CONDITION AND RESULTS OF OPERATIONS FOR THE PERIOD
             FROM INCEPTION (JULY 22, 1994) TO SEPTEMBER 30, 1997.


Development stage activities.


The Company has been a development stage enterprise from its inception July 22, 1994, to September 30, 1997. During this period, management devoted the majority of its efforts to obtaining new customers for its products, developing sources of supply, developing and testing formulas, pursuing and finding a management team to begin the process of: completing its marketing goals; furthering its research and development for its products; marketing limited quantities of the Company's products; completing the documentation for and selling initial shares through the Company's private placement; and completing the documentation for the Company's initial public offering. These activities were funded by the Company's management and investments from stockholders and borrowings from related third parties. The Company has not yet generated sufficient revenues during its limited operating history to fund its ongoing operating expenses, repay outstanding indebtedness, or fund its product development activities. For the period of inception July 22, 1994, to September, 1997, the Company completed the development of its first product line.


Results of operations.


Results of Operations for the period of inception (July 22, 1994) to September 30, 1997

Revenues were $546,347. Cost of goods sold was $322,690.
Gross profit was $213,657.

General and Administrative costs were $704,246 consisting of $686,731 of general
and   administrative   expenses,  and  $17,515  incurred  for  depreciation  and
amortization. The net loss for the period was $485,776.


Liquidity and capital resources.


The Company increased liquidity by $84,608 from a cash balance of $1,000 at the Company's inception through the sale of $299,315 in convertible notes payable, and the sale of 25,000 shares of common stock aggregating $50,000.

The Company expended $5,000 for security deposits, purchased $35,897 of equipment, increased by $42,679 inventory, and increased by $2,733 accounts receivable.

The Company is initiating an initial public offering of 1,000,000 Units at $6.00 per Unit for an aggregate of $6,000,000. Management believes that the present cash balance will pay the initial cost of beginning the set-up of the business and the initial cost of the Offering. The Company will defer the expenses of the Offering until the Offering is completed and the offering expenses will be deducted from proceeds received therefrom. The Offering proceeds will be sufficient to satisfy Management's objectives of purchasing equipment for office , production and product development of $2,106,000, purchasing supplies for office and product development of $177,000, financing the payment of administrative, production, and marketing salaries of $1,240,000, pay advertising of $500,000, purchase inventory of $450,000, pay overhead of $60,000, pay travel and entertainment expenses of $50,000, provide working capital of $470,000, pay Underwriter's Discounts of $600,000 and pay projected offering expenses of $347,000.

                              BUSINESS OF THE COMPANY

SUMMARY

         PPA Technologies, Inc., hereinafter referred to as "PPA" or "the Company", was incorporated in the State of New Jersey in July, 1994 to develop and manufacture innovative specialty chemical products with broad application in the plastics and coatings industries. The Company now markets coupling agents and has recently launched the marketing of paints and coatings utilizing the Company's proprietary reactive coalescent technology.

THE INDUSTRY

Industry

         The Company operates in two industries, plastics and coatings. Each of these are vast in total worldwide production and sales.

         The plastic industry is composed of several subsets, however to present a concept of general size, worldwide sales of polyvinyl chloride ("PVC") exceeded 18 billion dollars in 1995. Sales by the twenty five largest film and sheet plastics manufactures were 12.4 billion dollars in 1996. Domestic sales of PVC pipe totaled about 8.7 billion dollars in 1996.

         The global paints and coatings market totaled $65 billion in 1995. In North America alone 4.7 million metric tons were produced in 1995 having a value of about 15 billion dollars. The top ten producers accounted for about 60% of the market.

Coupling Agents

         Coupling agents are organometallic compounds which may be delivered in liquid, powder or pelletized forms depending primarily upon customer need. These products are used primarily by plastics compounders and manufacturers of plastic products to obtain improved line speed, faster throughput, lower operating temperatures and pressures, better dry blend and hot melt flow, reduced energy requirements, better control over wall/sheet thickness, higher impact resistance and greater flame retardance.

         Since only small quantities (.2 to 2% of the total product mix by weight) of these compounds are used, worldwide market volumes of coupling agents are quite low and total only several million pounds. However, because of the great benefits to be derived from their use, profit margins on coupling agents are quite high. Also, the totality of products in which coupling agents could be used is vast, including at least 10% of the total plastics output worldwide. At present there are only two sources of these compounds, one of which is PPA.

Reactive Coalescents

         Reactive Coalescents allow resin producers and coatings end-users to utilize Zero VOC solutions in place of current solvent-based packages. In architectural and industrial coatings, volatile organic solvents have been historically required and applied to a) dissolve the resin, and b) to provide coalescing action. These traditional solvents, which comprise the competing products for the Company's reactive coalescents, have markets exceeding $5 billion per year. Historically they have been used because of their low price and a lack of concern regarding the environmental impact of their use, i.e. the evaporation of the solvent into the air. With increasing restrictions being placed upon the use of VOC's because of these environmental concerns the use of solvents is under wide spread attack and many companies have been attempting to develop replacements for these solvents in a wide variety of applications. To date such replacements have been generally unsatisfactory and limited in application.

         The architectural coatings market alone was over 450 million gallons in 1995 out of a total paint and coatings volume of one billion gallons. Reactive coalescents typically comprise 15% of the complete formulation, for an architectural requirement of 67.5 million gallons of reactive coalescents or $918 million. As the Clean Air Act, 42 U.S.C. sections 7401-7671, is further enforced along with new environmental legislation, the need to replace solvent with chemical coalescents will increase.


     According to the Chemical Marketing Reporter, October 19, 1995 edition "The $300 million additives segment is expected to continue to outpace the coatings business as a whole, and the bulk of this growth comes from the push to reduce solvent use." As the percentage of solvents in coatings continues to shrink in favor of water and additives, including reactive coalescents, demand for reactive coalescents, such as those produced by the company, should increase.


Flame Retardants


     Flame retardants comprise 40% to 50% of all additives for plastics worldwide. Historically, halogenated materials have been the preferred flame retardants, comprising about 80% of the market. In the past ten years, this group of chemicals has become the subject of legislated restrictions and in general has lost market share to less effective additives because of well known disadvantages: they often cause localized corrosion of metals in direct contact (e.g. wire and cable), cannot incinerate scrap or used product due to hazardous fumes generated, and their thermal decomposition and/or combustion results in toxic fumes. Effective early in 1991, Western Electric banned all use of halogenated chemicals from its wire and cable coatings.


         Non-halogenated chemicals are available, with significant drawbacks, including reject rates of 8 to 30% due to poor wetting and/or dispersion of flame retardant. These flame retardants as a rule do not melt and therefore will inhibit hot melt flow, making it necessary to employ higher cost resin for acceptable processing.

         Flame retardants comprise a significant percentage of all additives for plastics worldwide. Almost 90% of the $3 billion per year domestic plastic additives sector is comprised of just four products - plasticizers, flame retardants, impact modifiers and lubricants. Of the approximately 35 billion pound annual polyolefin market, about 10% or 3.5 billion pounds contain flame retardant. At an average loading of 50 phr flame retardant, the 3.5 billion pounds polyolefins sector translates to about one billion pounds of flame retardant sold annually.


     Halogen-based chemicals are added at 45 to 50 phr and are currently sold at $1.40 to $2.40 per pound. The Company's flame retardants will cost about 40% less to achieve the same degree of flame retardance. Aluminum and magnesium hydroxides do not have the disadvantages of the halogen compounds discussed above, but these hydroxides offer limited application. With an upper temperature limit of 320oF, and the need for as much as 75 to 85 phr in the formulation to achieve a Vo UL (a standard flame spread rate measurement) rating, only a small number of uses are possible. (See "The Company's Products - Flame Retardants").

                           THE COMPANY'S PRODUCTS

Coupling Agents

         PPA offers approximately 15 different organometallic coupling agents available in liquid, powder or pelletized forms. Like their competitor products, they can be and are used primarily by plastics compounders and manufacturers of plastic products to obtain improvements such as: higher line speed, faster throughput, lower operating temperatures and pressures, better dry blend flow and hot melt flow, reduced energy requirements, better control over wall/sheet thickness, higher impact resistance and greater flame retardance.


         Since all coupling agents are presently proprietary products, the opportunity for the production of value added products utilizing these compounds is more than feasible. The overwhelming advantage of the coupling agents in almost all applications is the ability to produce a more cost effective product with the coupling agent thereby creating a true "value added" situation enabling either direct sales of the agent or production of a more finished product at competitive price advantages in large markets of essentially fungible commodities. Most purchasers in fact prefer receipt of compounded resins (resins in to which additives, such as the coupling agents, have been added) rather than the pure coupling agents (which would then be added to the resin by the end user). While margins on the value added products are lower than the coupling agents, the total gross profit from operating a compounding facility is many times greater than from sale of the coupling agents alone. It is the Company's intention to move into value added products where feasible.


          Our coupling agents have already been successful in extrusion, injection and blow molding operations, so Management assumes that coupling agents can be beneficially utilized in a large part of the total plastics market.

Reactive Coalescents

         Approximately 23 reactive coalescent packages have been developed to-date. These products allow resin producers and coatings end-users to utilize Zero VOC solutions in place of current solvent-based packages. In architectural (building) and industrial coatings, volatile organic solvents have been historically required and applied to a) dissolve the resin, and b) to provide coalescing action. PPA coalescing packages are 100% solids (after application), Zero VOC (as measured by present test methodologies), water-reducible systems that provide all of the necessary dissolution and coalescing of solvent-based systems, but which are a) without solvents for immediate Clean Air Act compliance, b) more cost effective since there is no wasted solvent to evaporate out of the coating, and of considerable importance, and c) generate harder, more durable films due to chemically reactive cross-linking versus no cross-linking in organic solvent systems.


Flame Retardants

       PPA flame retardants are non-halogenated for health and safety concerns, and they utilize coupling agents for maximum dispersion efficiency. The end result allows the end user to: a) use lower cost resin than with alterative flame retardants, b) run at 10 to 20% higher speed, and at lower temperatures, and c) only PPA offers a concentrated compound that the customer can add at a 1:1 rate to achieve high resistance such as Vo.

         PPA flame  retardants are targeted for  polyolefins  only at this time.
This  means  high   density   polyethylene,   low  density   polyethylene,   and
polypropylene.

         With respect to cost, PPA materials cost will be $0.95 to $1.10 per pound of compound for large volume purchases. This represents a distinct price advantage over the competition which typically sells for $2.80 per pound and requires as much as 45 weight percent in polyolefins to acheive 94 Vo. The anticipated sales volume is 1% of the market for olefins (hydrocarbons containing at least one double bond) or 10 MM lbs/yr.

     PPA flame retardants offer U.L.94 Vo efficacy in 1/16" polypropylene at just 30 to 35 phr. PPA coupling agents are employed for their large surface activity which creates the following advantages in comparison to both halogenated and non-halogenated flame retardants:

1. The ability to use lower cost resin than with alternative  flame  retardants;
2. The melt index is basically unaffected; 3. Manufacturing processes can run at 10 to 20% higher speeds, and at lower temperatures; and,
4. PPA can offer a concentrated compound that the customer can add at a 1:1 rate to achieve high resistance such as Vo. (This advantage is in comparison to non-halogenated additives only).

     As with all of the Company's products, the apparent technological superiority in flame retardant technology has yet to be translated into sales due to, in the Company's opinion, lack of funds for marketing, advertising, and sales efforts.




Governmental Regulation


     As a chemical manufacturer the Company is subject to a wide variety of local, state and federal regulations. While the Company believes that it is in compliance with all applicable regulations, there can be no assurance that from time to time unintentional violations of such regulations will not occur. In the event of such violations, the company may be subject to fines, injunctive action and other forms or governmental action which would have a material and adverse impact on the Company (see Risk Factors-Governmental Regulation.) The following is a brief survey of some of the applicable federal regulations believed by the Company to include all material regulations. Many states, including the State of New Jersey where the Company has its principle place of business, also regulate certain aspects of the chemical industry. In general, compliance with federal regulation would comprise the more difficult burden. One example discussed herein below, California, has more stringent regulation.


         The Resource Conservation and Recovery Act 42 U.S.C. Sec. 6901-6987 ("RCRA") was enacted in 1976. The Comprehensive Environmental Response, Compensation and Liability Act, 42 USC Sec. 9601-9657 ("CERCLA") was enacted in 1980. These statutes regulate the disposed of hazardous waste and the clean-up of chemicals that have been, or will be, subject to illegal disposal. The Toxic Substance Control Act (hereinafter TOSCA) also governs aspects of chemical disposal. The Clean Air Act and the Clean Water Act also control emissions into the atmosphere and water systems (hereinafter these statutes are referred to as PCS.)

         The company believes that it is a) not in violation of the PCS and b) not subject to the PCS because of the nature of the materials being utilized by the Company at this time. However, existing environmental laws may be amended and new laws may be enacted by Congress and state legislatures and new environmental regulations may be issued by regulatory agencies. For these reasons, the Company cannot predict the specific environmental control requirements that it will face in the future.

         Compliance with Federal, State and local provisions which have been enacted or adopted regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, may have a material effect on the capital expenditures, earnings and competitive position of the registrant and its subsidiaries.


                                   MARKETING


         Having completed Research & Development work for fifteen coupling agents, limited marketing and sales have commenced. Various powder and pellet forms of these are also available. The current list of active customers includes five plastics manufacturers. As a result of the sales effort PPA coupling agents have been accepted in several different applications such as PVC pipe production and sporting goods production.

     Trials are ongoing for the utilization of coupling agents in PVC window frames, PVC electrical conduit, glass and carbon reinforced nylon structural composites, carbon filled polystyrene electrical conductors, color concentrates in polyethylene, polypropylene and ABS (acrylonitrile butadiene styrene), and several ink and paint applications, including waterbourne and solvent based systems. So far these tests have been successful.


         The reactive coalescent packages have proven successful in wood coatings and architectural applications. Regional, national and international companies have shown interest in these products and testing by these companies are also ongoing.

         Marketing in these areas have to date been limited to direct mail to potential customers and referrals through the personal business contacts of the officers. The Company has recently employed two full time salesmen to expand this effort with primary focus on printing inks. The Company intends to expand these marketing efforts upon the successful conclusion of this Offering, See "Use of Proceeds" by attendance at trade shows, advertising in trade journals and by hiring additional sales personnel. The Company also plans to expand marketing to Europe, especially with products that have significant environmental impacts, such as paints and inks.

ADDITIONAL FINANCING

         The Company believes that the minimum proceeds of this Offering will allow the Company to meet all of its presently planned future operations for at least twelve months. However, the Company's anticipated development projects may require a substantial amount of funds in order to fully develop these proposed future products to their fullest potential. (See "USE OF PROCEEDS" and "FINANCIAL STATEMENTS.") The proceeds of this Offering may be inadequate to permit the Company to achieve its research objectives, and there can be no assurance that the Company will be able to raise additional funds when needed on terms acceptable to the Company, if at all. (See "RISK FACTORS - Additional Capital.")

EMPLOYEES

         The Company employs a President and an Executive Vice President for Scientific Affairs. In addition, the Company employs one chemical technician, two marketing representatives, one secretary and one part-time administrative assistant. During the next twelve months the company anticipates opening several production facilities requiring the acquisition of about one hundred production personnel, plant management and technical sales representatives. There can be no assurance that the Company will be able to hire such personnel or if hired retain their service.

PROPRIETARY RIGHTS

         The Company relies on a combination of patent and trade secret laws, nondisclosure and other contractual agreements and technical measures to protect its proprietary rights in its products. Despite these precautions, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary.

         The Company believes that its products, trademark and other proprietary rights do not infringe on the proprietary rights of third parties. There can be no assurance, however, that third parties will not assert infringement claims against the Company in the future. (See "RISK FACTORS - Proprietary Rights.")

FACILITIES

     The Company leases 4,000 square feet of industrial space and 2,000 square feet of office space under a three year lease with an option to extend the lease for three years. The lease contains cost of living increases and current rent payments, including taxes, are $3,513 per month. The Company anticipates renting additional production facilities upon the successful conclusion of this offering as required by demand for the Company's products.

         In the event that pending applications are not granted, or if subsequently obtained patents are either invalidated or designed around, the Company would be materially and adversely affected.

                                   MANAGEMENT

         The names of the Officers and Directors of the Company, their ages and positions with the Company are as follows:

Name                      Age           Position
Roger Fidler               46           President, Director


Gerald Sugerman            60           Executive Vice President,Secretary,
                                        Treasurer, Director


James Wright               64           Director

Albert Mersberg            56           Director

The above officers and directors will hold office until the next annual meeting, or until their successors are elected and qualified.


MANAGEMENT


     Roger L. Fidler Mr. Fidler has been President of the Company and a director of the company since inception in July 1994. He has been continuosly engaged in the private practice of law as a sole proprietor since 1983 and has held several directorships in both private and public corporations. During the time period from 1992 to the present, Mr. Fidler has been employed both as President of the Company and engaged in the private practice of law. He is currently President and Sole Director of D-Lanz Development Group, Inc. an inactive public company. Mr. Fidler holds degrees in Law (J.D.) from the University of South Carolina, Columbus, South Carolina (1977), in Physics (M.S.) from the University of Illinois Urbana, Illinois (1974) and a B.S. from Dickinson College (1972), Carlisle, PA.

     Gerald Sugerman, Ph.D. Dr. Sugerman has served full time as Executive Vice President, Sectretary, Treasurer, and as a Director of the Company since inception in July of 1994. As PPA's Chief Scientist he is in charge of all technical developments. From February, 1992 until July, 1994, Dr. Sugerman was President of Pi-Tech Inc., a specialty chemical company. Dr. Sugerman received his Ph.D. in organic chemistry from Fordham University in 1960, and holds several other degrees. He has authored over 100 papers and holds more than fifty patents.


James Wright Mr. Wright has been a director since inception. Mr. Wright is a retired businessman who until 1989 was a principal in a sand and gravel mining company in New Jersey. Mr. Wright holds a Bachelor of Science degree in Business Administration from Rider University (B.S. 1961), Lawrenceville, New Jersey. Mr. Wright serves on the Audit Committee.



     Albert Mersberg Mr. Mersberg became a director of the Company in September, 1997. He had previously consulted for the Company from inception until November, 1996. He is currently employed as Technical Manager of New Product Development by Sampson Coatings, Inc of Richmond, VA where he has been employed since December, 1996. Mr. Mersberg previously was employed by Lawrence McFadden Co. in Philadelphia, PA from 1991 to December, 1996 in a similar capacity. He holds a B.S. degree in Chemistry from the State University of New York at Buffalo.

                      RENUMERATION OF OFFICERS AND DIRECTORS

No officer of the Company has received compensation since inception in July, 1994 except Dr. Sugerman, Exec. V.P. of the Company. Directors are not compensated for serving on the Board of Directors. No contingent forms of remuneration, property, or other benefits were conferred during that period.


         The Company has entered into written employment and assignment agreements with Gerald Sugerman and Roger Fidler. Pursuant to these Agreements, Mr. Sugerman assigned his rights to any and all technologies and improvements thereto to the products presently marketed by the Company and which he may develop from time to time while employed by the Company. The capacity and annual salaries for key management is set forth below.



                            Summary Compensation Table

                          Annual Compensation                       Long Term
Name & Position        Salary/yr.        Bonus   Other(1)           Compensation
Roger Fidler               $120,000       -0-         -0-           -0-
 President

Gerald Sugerman            $120,000       -0-         -0-           -0-
  Executive  Vice
  President;
  Director


(1) Mr. Fidler's contract provides for sale commissions which have not been earned to the date of this Prospectus. Mr. Sugerman's contract provides for royalties of 5% on sales to a maximum of $350,000 payment, and 2% of sales thereafter.

                                              STOCK OPTION INFORMATION



         The following table sets forth certain information with respect to the value of stock options held by the Named Executive Officer for the fiscal year ended September 30, 1997.



                       Fiscal Year-End Option Value Table


                                Number Of Securities     Value of Unexercised
             Shares           Underlying Unexercised     In-the-Money Options at
           Acquired           Options On June 30, 1997  June 30,1997($)(1)(2)(3)
                 On Value    ------------------------   ------------------------
           Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
Roger Fidler    -0- -0-      425,000     -0-             2,100,000   -0-

Gerald Sugerman -0- -0-      850,000     -0-             4,200,000   -0-
-----------

(1) Based upon an assumed initial public offering price of $6.00 per share of Common Stock.
(2) Options are in-the-money if the fair market value of the Common Stock exceeds the exercise price.
(3) Represents the total gain which would be realized if all the in-the-money options beneficially held at December 31, 1995 were exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and $6.00, the fair market price as of the initial public offering date, as determined by the offering price.


                    EMPLOYEE STOCK OPTION PLAN INFORMATION

         The Company has adopted a Stock Grant Program and a Stock Option Program. The Stock Grant Program provides for the issuance to officers, directors and key employees stock grants as determined by the Board of Directors. The recipient must continue employment with the Company for two years after the grant is made or forfeit the stock. The stock option program is also available for officers, directors and key employees and permits the Board to issue options which are exercisable in equal amounts over a five year period. Any unvested options expire upon the termination of employment with the Company. To the date of this Prospectus, no stock options have been issued pursuant to the Stock Option Program and no grants were made under the Stock Grant Plan.



                             CERTAIN TRANSACTIONS

     The Company was organized primarily through the efforts of Roger Fidler and incorporated on July 22, 1994 under the laws of the State of New Jersey. On July 29, 1994, the Company's Board of Directors approved the issuance of 75 shares each to Mr. Fidler and James Wright as consideration for organizational expenses and services valued at $100 each.


     On October 24, 1994, an agreement was made by which the Company acquired certain license rights in return for the assumption of certain liabilities and the issuance of 975 Shares to Gerald Sugerman.


     Effective November 1, 1994, the Company entered into a two year employment contract with Gerald Sugerman which provides for salary of $120,000 per annum. In June, 1996 the Company entered into a five year employment agreement with Dr. Sugerman requiring the payment of $10,000 per month plus 5% royalty on sales he makes up to a maximum salary of $350,000. In addition, he receives life insurance equal to twice his annual salary, disability insurance, vacation pay, and sick leave.


     On February 5, 1996, the Company entered into an employment agreement with Roger Fidler by which Mr. Fidler's salary would be set by the Board of Directors from time to time. On January 1, 1998 this salary will commence at the rate of $10,000 per month. In addition, Mr. Fidler receives commission on gross sales of between 10% and 15% on sales initiated by him.

                                PRINCIPAL SHAREHOLDERS

          The following table sets forth information with respect to the share ownership, both before and after the prospective closing of the offering made hereby, of the Company's common stock by its officers and directors, both individually and as a group, and by the present record and/or beneficial owners of more than 5% of the outstanding amount of such stock:

                                    Number of   Percentage(2)      Percentage(2)
Name                                Shares      of shares of       shares
                                    Owned       Owned Prior        After
                                                to Offering        Offering
Gerald
Sugerman(1)                         1,825,000   75.9%              53.6%
8 Cambridge Dr
Allendale, NJ 07401

Roger Fidler(1)                     500,000     25.3%              16.8%
400 Grove Street
Glen Rock, NJ 07452

James Wright                         75,000     4.78               2.9
244C Mayflower Way
Jamesburg, NJ 08831

Officers
and Directors
as a Group(3)                       1,125,000   82.3%              60.1%
-----------------

(1)Gives effect to 425,000 and 850,000 shares underlying options held by Fidler and Sugerman, respectively.
(2) Does not give effect to (i)up to 1,000,000 shares of Common Stock issuable upon the exercise of the Class A Unit Warrants; (ii) the common stock underlying the Underwriter's Over Allotment Option (150,000 shares); and (iii) the common shares underlying the Underwriter's Warrant Units (200,000 shares). See "Underwriting" and "Certain Transactions."

                            DESCRIPTION OF SECURITIES

Preferred Stock


     The authorized capital stock of the Company consists in part of 1,000,000 shares of Preferred Stock, $100 par value per share (the "Preferred Stock"). The Company's present issued and outstanding number of Preferred shares is 3,261. The holders of Preferred Stock have preference as to liquidation, receive a 5% dividend, and may have their shares redeemed by the Company at par value plus accrued dividends during a five year period.


Common Stock

     The authorized capital stock of the Company consists of, in part, 10,000,000 shares of Common Stock, without par value (the "Common Stock"). The Company's present issued and outstanding number of common shares is 1,555,000. The holders of Common Stock have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company; are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common stock upon liquidation, dissolution or winding up of the affairs of the Company; do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto. Such shares are entitled to one vote per share on all matters which stockholders may vote on at all meetings of shareholders. All shares of Common Stock now outstanding are fully paid and nonassessable and all shares of Common Stock which are the subject of this Offering, when issued, will be fully paid and nonassessable.

Non-Cumulative Voting

     The holders of shares of Common Stock of the Company do not have cumulative voting rights. Thus, the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, and in such event, the holders of the remaining shares will not be able to elect any of the Company's directors. If the shares offered hereby are sold, the present shareholders will own approximately 60.9% of the Company's outstanding shares. If the options held by management were exercised, the present shareholders would own 73.9% of the Company's outstanding shares, and in either event, will remain in a position to elect all of the members of the Board of Directors. Further, Mr. Sugerman, Executive Vice President of the Company, exercised his options only, he would own approximately 53.6% of the Company's Common Stock and would therefore control the Company. (See "Principal Shareholders").

Transfer Agent and Registrar

         The Company has chosen Liberty Transfer Company of Huntington, New York as its transfer agent.


Reports to Shareholders

     The Company intends to furnish its shareholders with annual reports containing audited financial statements as soon as practicable at the end of each fiscal year, commencing with the next fiscal year. In addition, the Company may, from time to time, issue unaudited interim reports and financial statements.

Dividends

     The payment by the Company of dividends, if any, in the future rests within the discretion of its Board of Directors and will depend, among other things, upon the Company's earnings, its capital requirements and its financial condition, as well as other relevant factors. The Company has not paid any dividends to date and does not anticipate that it will be in a position to pay any dividends in the foreseeable future.

                                  UNDERWRITING

     The Underwriters named below (the "Underwriters"), for whom Kenneth Jerome & Company, Inc. is acting as Representative, have severally agreed, subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement") to purchase from the Company and the Company has agreed to sell to the Underwriters on a firm commitment basis, the respective number of units of Common Stock and Redeemable Warrants as set forth opposite their names:

          Underwriter                                         Number of Units

Kenneth Jerome & Company, Inc............   1,000,000

Total....................................   1,000,000

     The Underwriters are committed to purchase all the Securities offered hereby, if any of such Securities are purchased. The Underwriting Agreement provides that the obligations of the several Underwriters are subject to conditions precedent specified therein.

     The Company has been advised by the Representative that the Underwriters propose initially to offer the Securities to the public at the public offering prices set forth on the cover page of this Prospectus and to certain dealers less concessions of not in excess of $0.60 per unit. Such dealers may reallow a concession not in excess of $0.60 per unit to other dealers. After the commencement of this Offering, the public offering prices, concessions and reallowances may be changed by the Representative.

     The Representative has advised the Company that it does not anticipate sales to discretionary accounts by the Underwriters to exceed ten (10%) percent of the total number of Securities offered hereby.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payment that the Underwriters may be required to make. The Company has also agreed to pay to the Representative an expense allowance on a non-accountable basis equal to three percent (3%) of the gross proceeds derived from the sale of the Securities underwritten.

     The Underwriters have been granted an option by the Company, exercisable within 45 days after the date of this Prospectus, to purchase up to an additional 150,000 units at the initial public offering price per unit offered hereby, less underwriting discounts and the expense allowance. Such option may be exercised only for the purpose of covering over-allotments, if any, incurred in the sale of the Securities offered hereby. To the extent such option is exercised in whole or in part, each Underwriter will have a firm commitment, subject to certain conditions, to purchase the number of the additional units proportionate to its initial commitment.


     The holders of 1,500,000 outstanding shares of Common Stock, including all of the Company's directors, officers and principal stockholders, have agreed not to directly or indirectly, offer to sell, contract to sell, sell, transfer, assign, encumber, grant an option to purchase, pledge or otherwise dispose of any beneficial interest in such securities for a period of 13 months following the date of this Prospectus without the prior written consent of the
Representative. An appropriate legend shall be marked on the face of the certificates representing all of such securities.


     The Company has agreed that, for three years after the date of this Prospectus, it will use its best efforts to cause one individual designated by the Representative, if any, to be elected to the Company's Board of Directors. Such individual may be a director, officer, employee or affiliate of the Representative. In the event the Representative elects not to designate a person to serve on the Company's Board of Directors, the Representative may designate a person to attend meetings of the Board of Directors.

     Prior to this Offering, there has been no public market for the Securities. Consequently, the initial public offering prices of the Securities and the terms of the Redeemable Warrants have been arbitrarily determined by negotiations between the Company and the Representative and are not necessarily related to the Company's asset value, net worth or other established criteria of value. The factors considered in such negotiations, in addition to prevailing market conditions, include the history of and prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, its capital structure and certain other factors as were deemed relevant.


     The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete but does include all material terms . Reference is made to a copy of each such agreement which is filed as an exhibit to the Registration Statement.


     The Company also agreed to indemnify the Representative against certain liabilities, including liabilities under the Securities Act, or to contribute to related payments that the Representative may be required to make. In addition, the Company granted the Representative, for a period of five years commencing on the final closing of this offering a right of first refusal to be the managing underwriter or placement agent for any securities to be offered by the Company.


         The Company will also sell to the Representative warrants (the "Underwriter's Warrants") to purchase up to 100,000 Units at a price $7.20 per Unit. The Underwriter's Warrants will be exercisable for a period of four years commencing one year after the Effective Date of this Offering, at an initial per Unit exercise price of 120% of the offering price per Share. The Underwriter's Warrants cannot be transferred, assigned or hypothecated for one year from the date of their issuance, except that they may be assigned, in whole or in part, to any successor, officer or partner of the Underwriter (or to officers and partners of any such successor or partner). The Underwriter's Warrants will contain anti-dilution provisions providing for appropriate adjustment of the exercise price and number of Shares which may purchased upon exercise upon the occurrence of certain events. The anti-dilution provisions of the Underwriter's Warrants generally are triggered by the issuance of Common Stock (or securities convertible or exchangeable into common stock) by the Company at prices below the market price of the Common Stock at the time of such issuance (subject to certain exceptions), as well as stock splits, stock dividends and other similar dilutive events in which the Company increases its outstanding stock without receiving additional consideration.


         The Company has agreed that it will, upon request of the Representative within the four-year period commencing one year from the Effective Date, register the Underwriter's Warrants and the underlying securities once at the Company's expense. The Company has also agreed, during the four-year period commencing one year from the Effective Date, to register on a "piggy-back" basis, and on an unlimited number of occasions, the Underwriter's Warrants and the underlying securities whenever the Company files a Registration Statement. See "RISK FACTORS - Underwriter's Warrants."

         Holders of four percent (4%) or more of the Company's outstanding shares have agreed not to sell, grant any option for sale, or otherwise dispose of, directly or indirectly, any shares of the Company's Common Stock or other securities of the Company for a period of twelve months from the date of the consummation of the Offering.
                                  LEGAL MATTERS


     The validity of the shares of Common Stock offered hereby are being passed upon for the Company by Roger L. Fidler, Esq., 400 Grove Street, Glen Rock, New Jersey 07452. Mr. Fidler is the beneficial owner of 75,000 shares of the Company's Common Stock, holds an option to acquire 425,000 more shares, and from inception until the date of this Prospectus was and is a director and president of the Company. The Underwriter is represented by Steven I. Gutstein, Esq., 276 Fifth Avenue, New York, New York 10001.


                                     EXPERTS
         The financial statements of PPA Technologies, Inc. for the years ending June 30, 1996 and June 30, 1995 included elsewhere in this Prospectus have been included herein and in reliance upon the report of Thomas P. Monahan, CPA, an independent certified public accountant, appearing elsewhere herein, and upon the authority of said firm as an expert in accounting and auditing.

                                      ADDITIONAL INFORMATION

     The  Company  will not become  subject  to the  reporting  requirements  of
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 until completion of this Offering. The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement on Form S-1, including amendments thereto, under the Act with respect to Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules filed therewith, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Securities offered hereby, reference is hereby made to such registration statement and to the exhibits and schedules filed therewith. Statements contained in the Prospectus regarding the contents of any contract or other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being deemed to be qualified in its entirety by such reference. The registration statement, including all exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission, Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549-1004, and at the regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at 7 World Trade Center, Suite 1300, New York, New York 10048 and copies of all or any part thereof may be obtained from such offices upon the payment of prescribed fees.

                               THOMAS P. MONAHAN
                          CERTIFIED PUBLIC ACCOUNTANT
                              208 LEXINGTON AVENUE
                           PATERSON, NEW JERSEY 07502
                                 (201) 790-8775
                               Fax (201) 790-8845


To The Board of Directors and Shareholders of PPA Technologies, Inc.

         I have audited the accompanying balance sheet of PPA Technologies, Inc. as of June 30, 1997 and the related statements of operations, cash flows and shareholders' equity for the years ending June 30, 1996 and 1997. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

         I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

         In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PPA Technologies, Inc. as of June 30, 1997 and the results of its operations, shareholders equity and cash flows for the years ending June 30, 1996 and 1997 in conformity with generally accepted accounting principles.

         The accompanying financial statements have been prepared assuming that PPA Technologies, Inc. (a development stage company) will continue as a going concern. As more fully described in Note 2, the Company has incurred operating losses since inception and requires additional capital to continue operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans as to these matters are described in Note
2. the financial statements do not include any adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of PPA Technologies, Inc. (a development stage company) to continue as a going concern.

                               /S/ Thomas Monahan
                             Thomas P. Monahan, CPA
August 15, 1997
Paterson, New Jersey


                             PPA TECHNOLOGIES, INC.
                          (A Development Stage Company)
                                 BALANCE SHEET


                                        June 30,        Sept 30, 1997
                                           1997          Unaudited
                              Assets
Current assets
  Cash                                  $210,657       $84,608
  Accounts receivable                    2,733         4,442
  Inventory                              42,679        37,648
                                         ------         ------
  Total current assets                   256,069       126,698

Capital assets-net                       28,557        136,727

Other assets
  Security deposit                        5,000          5,000
  License                                 1,350          1,350
                                          -----          -----
  Total other assets                      6,350          6,350
                                          -----          -----
  Total Assets                           $290,976       $269,775
                                         ========       ========

                               LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities
  Accounts payable and accrued expenses  $17,685       $4,849
  Notes payable                           249,315       308,202
                                                        40,750
Officer loan payable                      46,401        53,400
                                          ------        ------
  Total current liabilities               313,401      407,201
Long term liabilities
  Notes payable
Stockholders Equity
  Common Stock-10,000,000 common
shares authorized, no par. At
June  30, 1996 and 1997, the number
of shares outstanding was
1,555,000 and 1,555,000 respectively.     51,750        51,750
  Preferred Stock-1,000,000 preferred
shares authorized, $100 par value. At
June 30, 1996 and and 1997, the number
of shares oustanding was 2,966 and
3,261  respectively.                      296,600       296,600

  Deficit accumulated during development
stage                                    (370,775)      (485,776)
                                         ---------      ---------
  Total stockholders equity              (22,425)       (137,426)
                                         -------        --------
  Total liabilities and stockholders
    equity                               $290,976       $269,775
                                         ========       ========

                         See accompanying notes to financial statements



                             PPA TECHNOLOGIES, INC.
                          (A Development Stage Company)
                             STATEMENT OF OPERATIONS
                                                               For the three       For the three      For the period
                                   For the      For the        months ended        months ended       from inception
                                  year ended   year ended   September 30, 1996  September 30, 1997   July 22, 1994 to
                                   June 30,     June 30,         Unaudited           Unaudited        September 30,
                                     1996         1997                                                     1997
Sales                               $155,525       $131,335             $47,875       $33,285           $546,347

Cost of goods sold                  104,552         61,453               16,852       10,337            332,690

Gross profit                          50,973         69,882              31,023       22,948            213,657

Operating expenses
  General and administrative         162,808        206,935              70,855       118,167            669,216
  Depreciation                        2,580          4,145                2,500       10,145             17,515
  Total operating expenses           165,388        211,080              73,355       128,312            686,731

(Loss) from operations           (114,715)          141,198            (42,332)       (105,364)          (473,074)
Other expenses
  Interest                                           3,065                             9,637             12,702
  Total other expenses                                3,065 `                          9,637             12,702

  Net loss                        $(114,715)     $(144,263)           $(41,332)        $(115,001)         $(485,776)

Net loss per share                    $(.08)         $(.09)              $(.03)        $(.07)             $(.31)
Total number of shares            1,555,000      1,555,000           1,555,000         1,555,000          1,555,000
outstanding




                 See accompanying notes to financial statements.


                                              PPA TECHNOLOGIES, INC.
                                           (A Development Stage Company)
                                              STATEMENT OF CASH FLOWS
                                                                   For the three   For the three    For the period
                                       For the        For the      months ended     months ended    from inception
                                      year ended     year ended    September 30,   September 30,    July 22, 1994
                                       June 30,       June 30,         1996             1997         to September
                                         1996           1997         Unaudited       Unaudited           30,
                                                                                                         1997
CASH FLOWS FROM OPERATING ACTIVITIES
  Net profit (loss)                    $(114,715)      $(144,263)       $(41,332)       $(115,001)       $(485,776)
  Depreciation                              2,580           4,145           2,500           10,145           17,515
  Interest
  Non-cash items                                                           29,500
Adjustments
  Accounts receivable                      49,373         (2,733)         (1,250)          (1,709)          (4,442)
  Inventory                              (32,450)           7,571         (3,000)            5,031         (37,648)
  Accounts payable and accrued               461          16,345            1,600         (12,836)           4,849
expenses
TOTAL CASH FLOWS PROVIDED (USED)         (94,151)       (118,935)        (11,982)        (114,370)        (505,502)
FROM OPERATIONS
CASH FLOWS FROM INVESTING ACTIVITIES
  License fee                                                                                               (1,350)
  Security deposit                                        (5,000)                                           (5,000)
  Capital asset additions                (12,889)        (16,579)        (11,027)        (118,315)        (152,492)
TOTAL CASH FLOWS PROVIDED (USED)         (12,889)        (21,579)        (11,027)        (118,315)        (158,842)
FROM INVESTING ACTIVITIES
CASH FLOWS FROM FINANCING ACTIVITIES
  Officer loan                            112,055          46,397           3,200            6,999           53,400
  Loan payable                                                                              40,000           40,750
  Preferred stock                                                                                           296,600
  Notes payable                            25,000         224,315          15,000           59,637          308,202
  Sale of common stock                    50,000                                                            50,000

TOTAL CASH FLOWS PROVIDED (USED)          187,055         270,712          18,200          106,636          748,952
FROM FINANCING ACTIVITIES
NET INCREASE (DECREASE) IN CASH            80,015         130,198         (4,809)        (126,049)           84,608
CASH BALANCE BEGINNING OF PERIOD             444          80,459           80,459          210,657            -0-
CASH BALANCE END OF PERIOD               $80,459        $210,657          $75,650         $84,608           $84,608

                 See accompanying notes to financial statements



                                             PPA TECHNOLOGIES, INC.
                                         (A Development Stage Company)
                                        STATEMENT OF STOCKHOLDERS EQUITY
                                                                                 Deficit
                                                                               accumulated
                                                                                  during
                      Common Stock  Common Stock   Preferred     Preferred     development        Unaudited
        Date                                         Stock         Stock          stage             Total
  7-22-1994(1)                  150         $100                                                            $100
  7-24-1994(2)                1,350        1,350                                                           1,350
  6-30-1995              Net loss                                                   (111,797)          (111,797)
  6-30-1995                  1,500        1,450                                     (111,797)          (110,347)

  5-31-1996(3)               30,000          300                                                             300
  6-28-1996(4)            1,500,000        1,450                                                           1,450
  6-30-1996(5)               25,000       50,000                                                          50,000
  6-30-1996(6)                                            2,966      296,600                             296,600
  6-30-1996                Net loss                                                 (114,715)          (114,715)

  6-30-1996               1,555,000       51,750          2,966     $296,600       $(226,512)           $121,838

11-30-1996                                                  295       29,500                              29,500
  6-30-1997              Net loss                                                   (144,263)          (144,263)


  6-30-1997               1,555,000       51,750          3,261     $326,100       $(370,775)          $(22,425)

Unaudited
  9-30-1997                Net loss                                                  -115,001           -115,001


  9-30-1997              1,555,000      $51,750          3,261     $326,100        $(485,776)         $(137,426)

(1) Sale of 150  shares of common  stock for  $100.
(2) Exchange of shares of common stock for acquisition of license agreement.
(3) 30 shares of Common stock sold Pursuant to Reg. D at $10 per share restated to 30,000 shares post forward split at $.01 per share.
(4)  Forward  split of  common  shares  in a ratio  of  1,000 to 1.
(5) Private placement of 25,000 shares of common stock at $2.00 per share for $50,000.
(6) Conversion of $296,600 in debt into 2,966 shares of preferred stock at $100 par value each.

                                See accompanying notes to financial statements.

                             PPA TECHNOLOGIES, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 1997

Note 1. Organization of the Company and Issuance of Capital Stock

a.    Creation of the Company

     PPA Technologies, Inc. (the "Company") was incorporated on July 22,1994 under the laws of the State of New Jersey with an authorized number of common shares of 2,500 no-par value. On June 20, 1996, the certificate of incorporation was amended changing the number of common shares authorized to 10,000,000, no par value each and 1,000,000 preferred shares, $100 par value each.

b. Description of the Company

     The Company has under development and will manufacture and distribute specialty chemicals and chemical additives.

c. Issuance of Common stock

     On July 23, 1994, the Company sold 75 shares of common stock to Roger Fidler and 75 shares of common stock to James Wright for a total consideration of $100. On July 24, 1994, the Company acquired certain patented technologies from Broadwater Developments, Inc. ("Broadwater"), a British Columbia corporation for 375 shares of common stock and Gerald Sugerman for 975 shares of common stock relating to coupling agents to be used as paint additives. The Company has assigned a value of $1.00 per share of common stock or $1,350 as the cost basis of this transaction.

     On May 31, 1996, the Company sold, pursuant to a private placement under "Rule 504" of the Securities Act of 1933, as amended, an aggregate of 30 shares of common stock at $10 per share for an aggregate consideration of $300.

     On June 28, 1996, the Company forward split the number of common shares outstanding in the ratio of 1,000 to 1 restating the number of common shares outstanding from 1,530 to 1,530,000.

     As of June 30, 1996, the Company sold 25,000 shares of common stock at $2.00 per share for a total of $50,000 through a private placement.

                             PPA TECHNOLOGIES, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 1997

d. Issuance of Preferred Stock

     On June 30, 1996, the Company issued 2,966 shares of preferred stock to Gerald Sugerman in exchange for moneys due plus accrued and unpaid salary and moneys advanced to the Company aggregating $296,600 including accrued interest.

     On November 30, 1996, the Company issued 295 shares of preferred stock to Gerald Sugerman in exchange for moneys due for accrued and unpaid salary and moneys advanced to the Company during the period July 1, 1996 through November 30, 1996 aggregating $29,500 including accrued interest.

Note 2. Summary of Significant Accounting Policies

a. Basis of presentation

     The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred net losses of $485,776 for the period from inception July 22, 1994 to September 30, 1997. These factors indicate that the Company's continuation as a going concern is dependent upon its ability to obtain adequate financing. The Company is anticipating that with the completion of a public offering and with the increase in working capital, the Company will experience an increase in sales. The Company will require substantial additional funds to finance its business activities on an ongoing basis and will have a continuing long-term need to obtain additional financing. The Company's future capital requirements will depend on numerous factors including, but not limited to, continued progress developing its source of inventory, continued research and development and initiating marketing penetration. The Company plans to engage in such ongoing financing efforts on a continuing basis.

     The financial statements presented at September 30, 1997, consist of the balance sheet of the Company as at June 30, 1997 and the unaudited balance sheet as at September 30, 1997 and the related statements of operations, cash flows and stockholders equity for the year ended June 30, 1996 and 1997 and the related unaudited statements of operations, cash flows and stockholders equity for the three months ended September 30, 1996 and 1997.

                             PPA TECHNOLOGIES, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 1997

b. Cash and Cash Equivalents

     The Company treats temporary investments with a maturity of less than three months as cash.

c.  Property and equipment

     Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the estimated useful lives using the straight line methods. Maintenance and repairs are charged against income and betterment's are capitalized.

d. Earnings per share

     Earnings per share have been computed on the basis of total number of shares outstanding at September 30, 1997. At that date, the total number of common shares outstanding was 1,555,000.

e. Revenue recognition

     Revenue is recognized when products are shipped or services are rendered.

f.  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

g. Unaudited financial information

     In the opinion of Management, the accompanying unaudited financial statements contain all adjustments (consisting only of normal recurring items) necessary to present fairly the financial position of the Company as of July 31, 1997 and the results of its operations and its cash flows for the seven months ended July 31, 1997. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the SEC's rules and regulations of the Securities and Exchange Commission. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year. PPA TECHNOLOGIES, INC. (A Development Stage Company) NOTES TO FINANCIAL STATEMENTS FOR THE YEAR ENDED JUNE 30, 1997

Note 3. Related Party Transactions

a. Issuance of Common shares

     On July 23, 1994, the Company sold 75 shares of common stock to Roger Fidler and 75 shares of common stock to James Wright for a total consideration of $100.

     On July 24, 1994, the Company acquired certain patented technologies from Broadwater Developments, Inc. ("Broadwater") for 375 shares of common stock and Gerald Sugerman for 975 shares of common stock relating to coupling agents to be used as paint additives. The Company has assigned a value of $1.00 per share of common stock or $1,350 as the cost basis of this transaction.

b. Issuance of Preferred Stock

     As of June 30, 1996 and November 30, 1996, the Company issued 2,969 and 295 shares of preferred stock respectively in consideration for the forgiveness of $296,904 and $29,500 respectively in moneys due Gerald Sugerman. The shares of preferred stock have preference as to liquidation, pay a 5% cumulative dividend and may be redeemed by the Company at par value plus accumulated dividends for a period of 5 years.

c. Employment Agreement

     On June 30, 1995, the Company entered into a five year employment agreement with Mr. Gerald Sugerman requiring the payment of a salary of $10,000 per month, a royalty of 5% of gross sales until a total of $350,000 in royalties is earned and thereafter a 2% royalty on gross sales.

     For the year ending June 30, 1997 and for the three months ended September 30, 1997, Mr. Sugerman received $120,000 and $18,416 respectively.

d. Rental of Office Space

     For the years ending June 30, 1996 and until May 31, 1997, the Company occupied office space on a month to month basis at 8 Cambridge Drive, Allendale, New Jersey.

e. Officer Compensation

     For the period from July 22, 1994 to September 30, 1997, the Company has paid or accrued a salary aggregating $250,000, of which $221,900 of accrued salary and $104,200 in additional loans

                             PPA TECHNOLOGIES, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 1997

     payable and reimbursable expenses which were offset by the issuance of 3,261 shares of preferred stock representing $326,100. The balance of $28,100 due in salary was paid with cash. No other officers or employees were paid in excess of $100,000.

Note 4 -  Marketable Securities, Available for Sale

     The Company adopted Financial Accounting Standards Board ("FASB") Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities",
which requires that investments in equity securities that have readily determinable fair values and investments in debt securities be classified in three categories: held-to-maturity, trading and available-for-sale. Based on the nature of the assets held by the Company and Management's investment strategy, the Company's investments have been classified as available-for-sale. Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date.

     Securities classified as available-for-sale are carried at estimated fair value, as determined by quoted market prices, with unrealized gains and losses, net of tax, reported in a separate component of stockholders' equity. At June 30, 1997 and September 30, 1997, the Company had no investments that were classified as trading or held-to-maturity as defined by the Statement.

     The following is a summary of cash, cash equivalents and available for sale securities by balance sheet classification at June 30, 1997:

Estimated
                                           Gross         Gross             Fair
                                           Unrealized    Unrealized       Market
                            Cost           Gains         Losses           Value
Cash                   $    210,657       $-0-           $-0-           $210,657
Total cash and cash
   equivalents         $    210,657       $-0-           $-0-           $210,657

     The following is a summary of cash, cash equivalents and available-for-sale securities by balance sheet classification at September 30, 1997:

Estimated
                                      Gross          Gross               Fair
                                      Unrealized     Unrealized          Market
                         Cost         Gains          Losses               Value
Cash                    $84,608       $-0-           $-0-           $    84,608
Total cash and cash
   equivalents          $84,608       $-0-           $-0-            $   84,608

                             PPA TECHNOLOGIES, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 1997


Note 5 - Inventory

     Inventory has been recorded at the lower of cost or market under the first-in first-out method. At June 30, 1996 and 1997, inventory of raw materials was $42,678 and $37,648 respectively.

Note 6 - Capital Assets

         Capital Assets consisted of the following at June 30, 1997:

                                          Accumulated
                          Asset           depreciation         Balance
Office equipment          35,927             $7,370            $28,557

Capital Assets consisted of the following at September 30, 1997:

                                               Accumulated
                                     Asset     Depreciation        Balance
         Office equipment            $36,237   $9,192              $27,045
         Leasehold Improvements      10,034     2,925               7,109
         Manufacturing Equipment     107,971    5,398              102,573

         Total                       $154,242   $17,515            $136,727

Note 7 - License Agreement

     On October 24, 1994, the Company entered into an agreement with Broadwater and Pi-Tech, Inc., ("Pi-Tech"), a Delaware corporation controlled by Broadwater and Gerald Sugerman for the licensing of certain patented technologies relating to coupling agents used in paints. The Company acquired the licensing agreement for 375 shares of common stock with Broadwater and 975 shares of common stock with Gerald Sugerman.

                             PPA TECHNOLOGIES, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 1997


Note 8 - 12% Convertible Bridge Notes

     Beginning May 1, 1996, the Company offered 12% Convertible Bridge Notes ("Notes") and then sold under Rule 504 to the Securities Act of 1933, as amended, 20 Units consisting of a $25,000 Convertible Note bearing interest of 12% and is convertible, in whole or in part, into up to a maximum of 8,300 shares of common stock. The term of the note is two years with interest payable annually in arrears. Each Debenture is in the face amount of $25,000 and may be sold in 1/2 Units.

     As of June 30, 1997, the Company has borrowed an aggregate of $296,250 evidenced by the following promissory notes: Note dated May 1, 1996 in the principal amount of $25,000, Note dated September 20, 1996 in the principal mount of $15,000, Note dated April 30, 1997 in the principle amount of $11,250, Note dated May 13, 1997 in the principal amount of $50,000, Note dated May 30, 1997 in the principal amount of $25,000 and Note dated June 19, 1997 in the principal amount of 120,000 and Note dated July 15, 1997 in the amount of $50,000 and with accrued interest of $11,952.

     In the event of a public offering of the Company's stock, the Company may compel the conversion of the Notes by paying the Note and accrued interest at the closing of the public offering.

     The indebtedness evidenced by the Notes is of equal priority regardless of the date of any individual Note and is subordinate and junior to any and all other indebtedness of the Company, whenever incurred, except indebtedness which by its terms is expressly subordinated in right of payment to the Notes.

     The Company has reserved sufficient authorized but unissued shares for conversion of the Convertible Notes which shares, upon issuance and delivery, will be duly and validly issued, fully paid and nonassessable.

                             PPA TECHNOLOGIES, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 1997


Note 9 - Preferred Stock

     On June 20, 1996, the certificate was amended authorizing the issuance of 1,000,000 shares of preferred stock. The preferred stock may be issued in such classes and with such preferences as the board of directors may, from time to time, decide in their sole discretion.

     As of November 30, 1996, the Company issued an aggregate of 3,261 shares of preferred stock in consideration for the forgiveness of $326,100 in moneys due Gerald Sugerman consisting of $221,900 in accrued salary per the employment agreement and $104,200 in officer loans payable for moneys advanced to the Company. The shares of preferred stock have preference as to liquidation, pay a 5% cumulative dividend and may be redeemed by the Company at par value plus accumulated dividends for a period of 5 years.

Note 10 - Commitments and Contingencies

a. Lease Agreements

     Through March 13, 1997, the Company occupied laboratory, plant and warehousing space in Perkasie, Pennsylvania on a month to month basis for $500 per month.

     On March 13,  1997,  the Company  entered  into a lease  agreement  with an unrelated parted for office and warehousing space at 163 South Street, Hackensack, New Jersey for a period of 4 years with a monthly rent of $2,500 and real estate taxes payable separately. The lease requires deposit of 2 months rent aggregating $5,000. The minimum lease payments each of the next four years is $30,000. The Company has an option to renew the lease for an additional 4 years at a rental equal to the higher of $30,000 per year or $30,000 per year plus 90% of the Consumer Price Index for April, 1997.

b. Employment Agreement with Gerald Sugerman

     On May 23, 1995, the Company entered into an employment with Gerald Sugerman as Vice President for Scientific Affairs. The Company is obligated to pay Mr. Sugerman 10,000 per month, life insurance equal to twice the his annual salary, medical and disability insurance, automobile expenses equal to $0.30 per mile, four weeks paid vacation, five sick days, three personal days, all of which will be accumulated if not taken, reimbursement for travel and promotion expenses, 5% of net sales until Mr. Sugerman has received $350,000, 2% of net sales thereafter and Mr. Sugerman is granted an option to purchase up to 850,000 shares of common stock at $1.00 per share for a period of 4 years beginning July 1, 1996.

                             PPA TECHNOLOGIES, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 1997


     As of September 30, 1997, the Company has reserved 850,000 shares of common stock pending the exercise of this option

c. Employment agreement with Roger Fidler

     In February, 1996, the Company entered into an employment agreement with Roger Fidler as President and Director of Marketing. The Company is obligated to pay Mr. Fidler a commission on sales equal to 15% of sales of coupling agents, ink and paint vehicles and 10% of hard resin sales. Commissions on other products sold through the efforts of Mr. Fidler will be negotiated in good faith from time to time, but will be based upon the above scale as modified for differences in the costs of production of the goods sold. The commissions will be paid only on accounts opened by Mr. Fidler and will be paid for the term of the contract and for one year after termination. Commissions will not be paid on existing customers for the purchase of products presently purchased by them.

     Upon the successful conclusion of a financing in excess of $500,000 or sales of $2,000,000 per annum, whichever will occur first, Mr. Fidler will be entitled to Company paid life insurance plan equal to twice his annual salary, medical and disability insurance, automobile expenses equal to $0.30 per mile, reimbursement for travel and promotion expenses Mr. Fidler is granted an option to purchase up to 425,000 shares of common stock at $1.00 per share for a period of 4 years beginning July 1, 1996.

     As of June 30, 1997 and September 30, 1997, the Company has reserved 425,000 shares of common stock pending the exercise of this option

d. Letter of Intent for Corporate Financing

     On April 15, 1996, the Company entered into an financing agreement with Kenneth Jerome & Co., Inc. of Florham Park, New Jersey concerning an initial public offering of 1,000,000 Units at $6.00 per Unit for an aggregate of $6,000,000. Each Unit consisting of 1 share of common stock and 1 five-year common stock "A" Purchase Warrant. Each Warrant entitling the owner to purchase 1 share of common stock at an exercise price of $7.00. The aggregate amount of the public offering is subject to adjustment to include in the initial public offering an over-allotment of 15%. The Company may redeem at $0.05 per class "A" Warrant provided, however, that the closing bid price of the Company's common stock in the over-the-counter market as reported by NASDAQ will have for 30 consecutive business days ending 15 days of the date of redemption average in excess of $8.50 per share (subject to adjustments in the case of a reverse stock split, stock dividend, etc.).

                             PPA TECHNOLOGIES, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 1997


     The Company, after applying the net proceeds of the initial public offering must meet the criteria for listing on either NASDAQ or a regional exchange. The Company will prepare and file with the Securities and Exchange Commission a Registration Statement on Form SB-2 for the maximum number of Units offered:

     a. 1,150,000 Units, each Unit consisting of one share of common stock and one five-year common stock A Purchase Warrant, including the over-allotment.

     b. 1,150,000 shares of common stock to be issued upon closing, 1,150,000 shares of common stock to be issued upon exercise of the A Warrants and 115,000 shares of common stock to be issued upon exercise of the Underwriter's Warrants.

     c. The Company will pay all expenses of the proposed offering and the issuance, sale and delivery of all of the Units, accounting and legal fees, cost of "tombstone" advertisements not to exceed $5,000, 3% non-accountable expenses or a maximum of $207,000 and all administrative costs.

     d. The gross commission to the Underwriter will be 10% of the total proceeds of the public offering.

     e. If the offering is sold within the Underwriting Period, the Company will sell to the Underwriter, Underwriter's Warrants to purchase Units which Units will equal 10% of the Units offered to the public, at a price of $.001 per Underwriter's Warrant. The exercise price of the Underwriter's Warrant will be approximately 120% of the offering price of the Units. The Underwriter's Warrants will be exercisable for a period of 4 years following the expiration of 1 year from the Effective Date. The Company agrees that it will, upon request by the Underwriter, within the period commencing 12 months from the Effective Date, and for a period of 4 years thereafter, on one occasion, at the Company's expense, file a post-effective amendment to Register the Underwriter's Warrants.

     f. The Underwriter's Warrants will contain various anti dilution provisions which will protect the Underwriter as to the exercise price of the Underwriter's Warrants and the percentage of common stock to which the Underwriter is entitled.

                             PPA TECHNOLOGIES, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 1997

g. Non statutory Stock Option Plan

     On January 1, 1997, the Company adopted a Non statutory Stock Option Plan ("Plan"). 300,000 shares of common stock are reserved under the Plan. The Plan is administered by the Board of Directors. Stock options under the Plan may be granted to employees, officers, directors, consultants of the Company or any other parties who have made a significant contribution to the business and success of the Company. The exercise price under the Plan may be more equal to or less than the current market price of the Shares of Common Stock. At June 30, 1997 and September 30, 1997, the number of options granted pursuant to this program is -0-. As of June 30, 1997 and September 30, 1997, the Company has reserved 300,000 shares of common stock pending the issuance and exercise of options into shares of common stock.

h. Stock Grant Program

     The Company has adopted a stock grant program with 200,000 shares of common stock. The stock grant program provides for the issuance to officers, directors and key employees stock grants as determined by the Board of Directors. The recipient must continue employment with the Company for two years after the grant is made or forfeit the stock.

     As of June 30, 1997 and September 30, 1997, the number of shares of common stock granted pursuant to this program is -0-.

     As of June 30, 1997 and September 30, 1997, the Company has reserved 200,000 shares of common stock pending issuance.

Note 11 - Income Taxes

     The Company provides for the tax effects of transactions reported in the financial statements. The provision if any, consists of taxes currently due plus deferred taxes related primarily to differences between the basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities, if any, represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. As of June 30, 1997 and September 30, 1997, the Company had no material current tax liability, deferred tax assets, or liabilities to impact on the Company's financial position because the deferred tax asset related to the Company's net operating loss carryforward and was fully offset by a valuation allowance.

     At September 30, 1997, the Company has net operating loss carry forwards for income tax purposes of $485,776. These carryforward losses are available to offset future taxable income, if any,

                             PPA TECHNOLOGIES, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 1997

     and expire in the year 2010. The Company's utilization of this carryforward against future taxable income may become subject to an annual limitation due to a cumulative change in ownership of the Company of more than 50 percent.

     The components of the net deferred tax asset as of June 30, 1997 are as follows:

    Deferred tax asset:
    Net operating loss carry forward                      $ 165,164
    Valuation allowance                                   $(165,164)
    Net deferred tax asset                                $-0-

     The Company recognized no income tax benefit from the loss generated in the year ended June 30, 1997. SFAS No. 109 requires that a valuation allowance be provided if it is more likely than not that some portion or all of a deferred tax asset will not be realized. The Company's ability to realize benefit of its deferred tax asset will depend on the generation of future taxable income. Because the Company has yet to recognize significant revenue from the sale of its products, the Company believes that a full valuation allowance should be provided.

Note 12  -  Business and Credit Concentrations

     The amount reported in the financial statements for cash, trade accounts receivable and investments approximates fair market value. Because the difference between cost and the lower of cost or market is immaterial, no adjustment has been recognized and investments are recorded at cost. Financial instruments that potentially subject the company to credit risk consist principally of trade receivables. Collateral is generally not required.

Note 13 - Supplemental Cash Flow Information

     The following is supplemental cash flow information for the Company for the period from inception July 22, 1994 to September 30, 1997:

 Acquisition of licensing agreement for 1,350 shares
    of common stock                                              $ (1,350)

 Issuance of 3,261 shares of preferred stock in
    settlement of note payable to Gerald Sugerman                $(326,100)

 Capital stock                                                     327,450
 Total                                                           $     -0-

                             PPA TECHNOLOGIES, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 1997

Note 14 - Development Stage Company

     The Company is considered to be a development stage company with little operating history. The Company is dependent upon the financial resources of the Company's management for its continued existence. The Company will also be dependent upon its ability to raise additional capital to complete is marketing program, acquire additional equipment, management talent, inventory and working capital to engage in profitable business activity. Since its organization, the Company's activities have been limited to the entering into the marketing of providing limited quantities of chemical coupling agents and other chemical additives at competitive pricing, hiring personnel, acquiring equipment and warehousing space, conducting research and development of its formulas and preparation of documentation and the sale of a private placement offering.


Note 15 - Subsequent Events

a. Registered Offering

     The Company is offering a minimum of 1,000,000 Units to a maximum of 1,150,000 Units at an offering price of $6.00 per Unit. Each Unit consists of 1 share of common stock and one redeemable common stock "A" Purchase Warrant, exercisable into 1 share of common stock per warrant for a period of 5 years from the effective date of the registration statement of which this prospectus is a part at an exercise price of $7.00 per share. The "A" Purchase Warrants are redeemable at the Company's option commencing 90 days after the effective date upon 30 days notice to the Warrant holders at $.05 per Warrant if the closing bid price of the common stock in the over-counter-market as reported by NASDAQ will have for a period of 30 consecutive trading days ending within 15 days of the notice of redemption average in excess of $8.50 per share (subject to adjustments in the case of a reverse stock split, stock dividend, etc.). Since it is the Company's present intention to exercise such right, Warrant holders should presume that the Company would call the Redeemable Warrants for redemption if such criteria are met. The Redeemable Warrants are immediately detachable and separately tradable from the Units upon issuance.

     The shares are being offered by the Company and/or selected dealers on a "firm commitment basis". The Underwriter will purchase 1,000,000 Units for later resale, and has reserved the right to purchase up to an additional 150,000 Units on the date of the Initial Public Offering in case of over booking of sales. The Company has agreed to sell to the Underwriter, at a nominal price, warrants to purchase 10% of the number of shares sold by the Underwriter or dealers at an exercise price of $7.20 per share, which warrants will be exercisable for four years commencing one year after issuance.

     b. Conversion Of Notes Payable

     Subsequent to the date of the financial statements, the Company converted $85,000 plus accrued interest of nates payable into an aggregate of 42,500 shares of common stock.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. Indemnification of Directors and Officers.

     The By-Laws of the Company provide for indemnification of officers and directors to the maximum extent allowed by the law of New Jersey, set forth in greater detail below.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and persons controlling the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     Article VII of the By-Laws of the Company provide for the maximum indemnification allowed by the law of the State of New Jersey as follows:

         "Every person who is or was a director, officer, employee or agent of the Corporation, or of any corporation which he has served as such at the request of the Corporation, shall be indemnified by the Corporation to the fullest extent permitted by law against all expenses and liabilities reasonably incurred by or imposed upon him, in connection with any proceeding to which he may be made, or threatened to be made, a party, or in which he may become involved by reason of his being or having been a director, officer, employee or agent of the Corporation, or such other corporation, at the time the expense or liabilities are incurred."

ITEM 25.  Other Expenses of Issuance and Distribution

     The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts) are estimated as follows:

    Registration Fee-Securities and
        Exchange Commission.....................  $  5,025.00
    NASD Fee ...................................     2,175.00
    Transfer Agent's Fee and Expenses ..........     2,800.00
    Legal Fees and Expenses ....................   100,000.00
    Blue Sky Fees and Expenses .................    15,000.00
    Printing Expenses (including securities) ...    25,000.00
    Miscellaneous ..............................    25,000.00
             Total..............................  $175,000.00
Estimated.

ITEM 26.  Recent Sales of Unregistered Securities

     The following sales made by the issuer within the past three years were made under circumstances not involving any public offering, and which were exempt from the registration requirements of the Securities Act of 1933, as amended, by reason of Section 4(2) thereof and/or the Rules and Regulations promulgated thereunder, specifically, Rule 504, Regulation D:

Purchaser          Security     Amount       Date  Consideration
----------------------------------------------------------------
Robert Kaplon     Common  30,000 shares     3/15/95   $   300
Gary Metzger      Common  25,000 shares     6/30/96   $50,000
AMCO Plastics     Common  12,500 shares     11/30/96  $25,000
An Lou Chang      Common  30,000 shares     07/01/97  $60,000
Eve Chang         Debt   $60,000 note       07/01/97  $60,000
Carl D. Fraley    Debt   $50,000 note       07/01/97  $50,000
Ray Beeler        Debt   $50,000 note       07/01/97  $50,000
Henry MacUga      Debt   $25,000 note       07/01/97  $25,000
Haskell Bernat    Debt   $25,000 note       07/01/97  $25,000
Edward Santangelo Debt   $25,000 note       07/01/97  $25,000
Martin Santangelo Debt   $25,000 note       07/01/97  $25,000
David Schotz      Debt   $25,000 note       07/01/97  $25,000
Lois S. MacUga    Debt   $12,500 note       07/01/97  $12,500
Aaron Lehman      Debt   $12,500 note       07/01/97  $12,500
David Lipson      Debt   $12,500 note       07/01/97  $12,500



ITEM 27.  Exhibits and Financial Statement Schedules

         1.(a) Form of Underwriting Agreement
           (b) Form of Selected Dealers Agreement
         3.(a) Registrant's Certificate of Incorporation
           (b) Amendment to Certificate of Incorporation
           (c) Registrant's By-Laws
         4.(a) Specimen Security Certificate
           (b) Form of Warrant*
           (c) Form of Underwriter's Warrant
           (e) Form of Warrant Agreement
         5.(a) Consent and Opinion of Roger Fidler*
         10. Material Contracts
                  (a) Employment Agreement between the Company
                            and     Gerald Sugerman
                  (b) Employment Agreement between the Company
                            and     Roger Fidler
                  (c) Lease
         24.(a) Consent of Thomas Monahan, Certified Public
                Accountant
                  * To be filed by Amendment

ITEM 28.  Undertakings

         The undersigned Registrant hereby undertakes that:
      (A) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      to include any prospectus required by section
10(a)(3) of the Securities Act of 1933;

(ii)     to reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and,

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or deletion of a managing underwriter.

     (B) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (C) To remove from registration, by means of a post-effective amendment to the Registration Statement, any of the securities offered hereby which are not sold pursuant to the terms of this offering.

         (D) Will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names are required by the underwriter to permit prompt delivery to each purchaser.

     (E) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                                     SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hackensack and State of New Jersey, on the 4th day of December, 1997.


                                            PPA TECHNOLOGIES, INC.



                                            BY:  /S/ Roger Fidler
                                            Roger Fidler, President
                                            Chief executive Officer



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.





 /S/ Roger Fidler    President,                 December 5, 1997
Roger Fidler         Director


 /S/ Gerry Sugerman   Director,                  December 5, 1997
Gerry Sugerman        Treasurer,
                      Secretary,
                      Chief Financial and
                      Accounting Officer

 /S/ James Wright      Director,           December 5, 1997
James Wright